Exhibit 6.12

AIRCRAFT LEASE (MSN 42000209)

THIS AIRCRAFT LEASE (MSN 42000209) (together with all Supplements, Riders and Addenda hereto, this “Lease”) is dated as of April 4, 2022 (the “Closing Date”) by and between WESTERN ALLIANCE EQUIPMENT FINANCE, LLC, an Arizona limited liability company, as lessor (“Lessor”), and GALILEE II SPV LLC, a Delaware limited liability company, as lessee (“Lessee”). Capitalized and certain other terms used but not otherwise defined in this Lease shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.

In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.	LEASE OF AIRCRAFT.

1.1            Purchase and Lease. Subject to the terms and conditions provided in this Lease and the other Lease Documents, Lessor agrees to purchase the Aircraft from Supplier and to lease the Aircraft to Lessee, and Lessee agrees to facilitate such purchase and to lease the Aircraft from Lessor. Lessor hereby appoints Lessee as Lessor’s agent for the sole and limited purpose of accepting delivery of the Aircraft from Supplier.

1.2            Lease Supplement. The execution by Lessee of the Lease Supplement will evidence that the Aircraft is leased under, and is subject to all of the terms, provisions and conditions of, this Lease and the other Lease Documents, and shall constitute Lessee’s unconditional and irrevocable acceptance of the Aircraft for all purposes hereof and thereof. The lease of the Aircraft to Lessee shall commence on the Acceptance Date and end on the Expiration Date, unless extended or earlier terminated or cancelled pursuant to this Lease. Lessor’s agreement to purchase the Aircraft from Supplier and to lease the Aircraft to Lessee on the Acceptance Date is subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Lease. Lessee warrants that as of, and at all times after the Acceptance Date, Lessor will be the legal owner of the Aircraft, and Lessee shall have only the right to use and possess the Aircraft in accordance with the Lease Documents, in each case, except as otherwise expressly provided in this Lease.

SECTION 2.	RENT, NET LEASE.

2.1            Rent. Lessee shall pay to Lessor the following amounts (any and all such amounts, as applicable, “Rent”): (a) as “Basic Rent”, (i) on the First Basic Rent Date, Daily Rent for each day starting with the Acceptance Date, to but excluding the Rent Commencement Date; and (ii) on the First Basic Rent Date and on each Basic Rent Date following that date, an amount equal to the product of (A) the Lessor’s Cost, multiplied by (B) the applicable Basic Rent Percentage set forth on Schedule No. 2A for such Basic Rent Date; and (b) as “Supplemental Rent”, (i) as and when due, any other amount that Lessee is obligated to pay under this Lease or any of the Transaction Documents to Lessor or any other Person (including, Casualty Value and/or any amounts due pursuant to any Addendum) and (ii) the Administrative Charge with respect to any Rent not paid when due (as compensation to Lessor for the expenses attributable to Lessee’s failure to pay, and not as a penalty). If the due date of any payment required to be made hereunder is not a Business Day, such payment shall be due on the next succeeding Business Day. Lessee shall make all payments of Rent in United States Dollars (“U.S. Dollars”), in immediately available funds on the date payable under this Lease or the other Transaction Documents, in the manner (whether by check, wire transfer or otherwise) directed by Lessor in writing to Lessee.

2.2            Net Lease. This Lease is a net lease, and Lessee acknowledges and agrees that: (a) Lessee’s obligation to pay, and Lessor’s right to receive, all Rent in accordance with this Lease shall be absolute, irrevocable, independent and unconditional and shall not be subject to (and Lessee hereby waives and agrees not to assert) any existing or future abatement, reduction, setoff, defense, counterclaim or recoupment (collectively, “Abatements”) for any reason or under any circumstance whatsoever as to any such Rent; (b) it will pay all such Rent regardless of any Abatement; and (c) this Lease, and Lessee’s payment and other obligations hereunder and under the other Transaction Documents, are non-cancelable and non-terminable by Lessee (except as expressly provided in any Addendum).

(Aircraft Lease MSN 42000209)

SECTION 3.         QUIET ENJOYMENT; DISCLAIMERS. (a) Lessor warrants that during the Term, so long as no Default or Event of Default has occurred and is continuing, Lessee’s possession and use of the Aircraft shall not be interfered with by Lessor or anyone rightfully claiming an interest by or through Lessor. (b)(i) LESSOR SHALL NOT BE DEEMED TO HAVE MADE, AND LESSOR SHALL BE DEEMED TO HAVE DISCLAIMED, ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE AIRCRAFT, INCLUDING ANY ENGINE, PART OR RECORD, OR ANY MATTER WHATSOEVER, INCLUDING, THE AIRCRAFT’S DESIGN, CONDITION, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, ABSENCE OF ANY PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT OR LATENT DEFECT (WHETHER OR NOT DISCOVERABLE BY LESSEE), COMPLIANCE OF THE AIRCRAFT WITH ANY APPLICABLE LAW, CONFORMITY OF THE AIRCRAFT TO THE PROVISIONS AND SPECIFICATIONS OF ANY PURCHASE DOCUMENT OR TO THE DESCRIPTION SET FORTH IN ANY OF THE LEASE DOCUMENTS, OR ANY INTERFERENCE OR INFRINGEMENT, OR ARISING FROM ANY DEFECTS OR FROM ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE, NOR LESSOR BE LIABLE, FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR FOR STRICT OR ABSOLUTE LIABILITY IN TORT; AND LESSEE HEREBY WAIVES ANY CLAIMS ARISING OUT OF ANY OF THE FOREGOING. (ii) Without limiting the foregoing, (A) Lessor will not be responsible to Lessee or any other Person with respect to, and Lessee agrees to bear sole responsibility for, any risk or other matter that is the subject of Lessor’s disclaimer; (B) Lessee may exercise Lessor’s rights, if any, under any warranty of Manufacturer or Supplier with respect to the Aircraft; except that Lessee’s exercise of such rights (1) shall be at its sole cost and risk, (2) shall not result in any prejudice to Lessor, (3) shall not be enforced by legal proceeding without Lessor’s prior written consent, and (4) may be exercised unless and until the Aircraft is returned to Lessor pursuant to this Lease, and only so long as no Default or Event of Default has occurred and is continuing; and (C) Lessee hereby agrees that Lessor’s warranty in clause (a) above, and Lessee’s rights pursuant to sub-clause (B), are in lieu of any other representations or warranties by Lessor, express or implied, all of which have been effectively disclaimed and waived pursuant to this Section 3.

SECTION 4.         REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF LESSEE. In order to induce Lessor to enter into this Lease, and to induce Lessor to participate in the transactions contemplated in the Lease Documents, Lessee represents, warrants and covenants to Lessor that:

4.1           Organization. Lessee is and will remain (a) duly organized, validly existing and in good standing under the laws of the state of its organization set forth on Schedule No. 2, (b) duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification and (c) a “citizen of the United States” within the meaning of the Transportation Code. Lessee has the necessary authority and power to transact the business in which it is engaged. Lessee’s form of business organization, federal tax identification number, state-issued organizational identification number (if any), chief executive office and principal place of business address, are all as set forth on Schedule No. 2. Lessee’s name as shown in the preamble of this Lease is its exact legal name as shown on its current charter, by-laws, articles of organization or operating agreement, as applicable.

4.2           Authority; Enforceability; Etc.

(a)            Authorized. Lessee’s execution and delivery of, and performance of its obligations under and with respect to, each of the Transaction Documents to which it is a party (including its leasing, possessing and operating the Aircraft, and participating in the other transactions contemplated herein and therein), (i) have been duly authorized by all necessary action on the part of Lessee consistent with its form of organization, (ii) do not contravene or constitute a default under any Applicable Law, any of Lessee’s Organizational Documents, or any agreement, indenture, or other instrument to which Lessee is a party or by which it may be bound, (iii) do not require the approval of or notice to (A) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected, prior to or concurrently with Lessor’s purchasing the Aircraft, and Lessee’s acceptance of the Aircraft under this Lease, or (B) any other party (including any trustees or holders of indebtedness), and (iv) will not result in the creation or imposition of any Lien (except Permitted Liens) on any of the assets of Lessee other than the Lessor’s Interest created hereby and by the other Lease Documents with respect to the Aircraft and the Collateral.

(b)            Enforceable. Each of the Transaction Documents referenced in the Closing Terms Addendum, has been duly authorized, executed and delivered by an authorized representative of Lessee and each of the other Transaction Parties, and constitutes the legal, valid and binding obligation of Lessee and each of the other Transaction Parties thereto, enforceable against each of them in accordance with the respective terms of such Transaction Documents, except as such enforceability may be limited by applicable bankruptcy and insolvency laws and the equitable discretion of any court of competent jurisdiction.

(c)            Proceedings. There are no proceedings pending or, so far as the officers, managers, or members of Lessee know, threatened against or affecting Lessee or any of its property before any Governmental Authority that could impair Lessor’s Interests in, to or with respect to the Aircraft, or any of the Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Lessee or its ability to perform its obligations under the Transaction Documents.

(Aircraft Lease MSN 42000209)

(d)            Financial Statements. All financial statements of Lessee, copies of which have been heretofore delivered to Lessor, are complete and correct, have been prepared in accordance with GAAP and present fairly the financial position of Lessee as at the date thereof and the results of its operations for the period ended on said date and there has been no material adverse change in the financial condition, business or operations of Lessee since the date thereof. Lessee has filed all Federal, state and local income tax returns that are required to be filed and has paid all taxes as shown on said returns and all assessments received by it to the extent that such taxes and assessments have become due, and Lessee does not have any knowledge of any actual or proposed deficiency or additional assessment in connection therewith.

4.3           Acceptance; Title, Etc. Without limiting the foregoing, upon Lessor’s purchasing the Aircraft, and Lessee’s acceptance of the Aircraft under this Lease on the Acceptance Date:

(a)            Conditions Satisfied. Lessee has satisfied or complied with all applicable conditions precedent as set forth in the Lease Documents; and no Default or Event of Default has occurred and is continuing.

(b)            Acceptance. The Aircraft has been delivered to Lessee, is in Lessee’s possession, has been inspected by Lessee to its complete satisfaction and is, as of the Acceptance Date, unconditionally, irrevocably and fully accepted by Lessee. Without limiting the foregoing, (i) the Aircraft has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, is in conformity with the requirements of the Purchase Agreement and the Applicable Standards (other than with respect to any immaterial deficiencies noted on any delivery documents which do not impact the use, operation or value of the Aircraft in any material respect), is currently certified under all existing FARs and any other Applicable Laws, and is airworthy in all respects; (ii) solely as between Lessor and Lessee (and without prejudicing Lessee’s rights against Supplier or any other third party, which rights are not being disclaimed hereby) Lessee has no pending claims and has no current knowledge of any facts upon which a future claim may be based, against any prior owner, Manufacturer or Supplier or any other supplier of the Aircraft or any of the Collateral, for breach of warranty or otherwise; (iii) Lessee has furnished no equipment for the Aircraft other than as stated on Schedule No. 1, or permitted as an Addition pursuant to this Lease; and (iv) all of the information contained in Schedules No. 1 and No. 2, including the registration number of the Aircraft, and each of the serial numbers, manufacturer and model numbers of the Airframe and Engines are true and accurate.

(c)            Lessor’s Interest. (i)(A) Lessee has caused Lessor to have good and marketable title to the Aircraft, and Lessee has good and marketable title to all Collateral, in each case, free and clear of Liens, except Permitted Liens; and (B)            the Lessor’s Interest therein is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens (other than Lessor’s Liens) pursuant to all Applicable Laws; and (ii) all filings, recordings, registrations or other actions necessary or desirable in order to cause Lessor to have good title to the Aircraft, and establish, perfect and give first priority to Lessor’s Interest and other rights and interests in, against or with respect to the Aircraft and any Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid.

(d)            Cape Town Convention. For the purposes of the Cape Town Convention and any other Applicable Law: (i) upon the acceptance of the Aircraft by Lessee under this Lease, and Lessee’s grants and assignments contemplated in the Lease Documents or other Transaction Documents, Lessee shall be situated in, and will have caused the Aircraft to be duly registered in Lessor’s name in, the United States (which is a contracting state); (ii) with respect to any of the Transaction Documents relating to the Airframe or any Engine, each of the respective parties thereto has power to dispose of the Airframe and Engines, as contemplated therein by way of the relevant Transaction Document; and (iii) the Purchase Documents qualify as a “contract of sale”, and the Lease Documents are effective to constitute international interests in the Airframe and any Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Lease Documents).

4.4           Liquidity Account. Without limiting the foregoing, upon Lessor’s purchasing the Aircraft, and Lessee’s acceptance of the Aircraft under this Lease on the Acceptance Date:

(a)            Lessee shall at all times cause an amount not less than the Liquidity Amount to be deposited in the Liquidity Account.

(b)            Lessee assigns and pledges to Lessor, and grants Lessor a security interest in, all of Lessee’s right, title and interest in and to the Liquidity Account and all amounts held therein and all of Lessee’s rights thereto as additional security for all of Lessee’s obligations hereunder and under the other Lease Documents. Upon the request of Lessor, Lessee shall take all action reasonably necessary to protect and preserve such security interests in favor of Lessor. Lessee shall execute and deliver to Lessor any instrument Lessor shall reasonably request to further evidence the creation of or to perfect such pledge and security interest.

(Aircraft Lease MSN 42000209)

(c)            No amounts on deposit in the Maintenance Reserve Account shall be credited toward Lessee’s obligations under this Section.

(d)            If the Liquidity Account shall contain an amount less than the Liquidity Amount, it shall not be an Event of Default hereunder if Lessee shall cause the amount of any such shortfall to be deposited in the Liquidity Account within thirty (30) days of receipt of notice of such deficiency from Lessor; provided, that Lessee shall not have a right to cure any such deficiency on more than two (2) occasions during any twelve-month (12-month) period.

4.5           Operating Accounts. Lessee and Guarantors shall hold all operating accounts with Lessor or its subsidiaries or affiliates (other than accounts related to capital account transactions, i.e., proceeds from Reg A+ offerings, or accounts relating to credit cards).

SECTION 5.	COMPLIANCE, USE AND MAINTENANCE.

5.1            Compliance; Organizational Issues. On the Acceptance Date, and at all times thereafter until the Aircraft is returned to Lessor pursuant to this Lease, Lessee agrees that it shall fully and timely perform and comply with, or shall cause to be so fully and timely performed, all of the following: (a) Lessee shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business or the Aircraft, (ii) obtain and keep in full force and effect all rights, franchises, licenses and permits, and all approvals by any Governmental Authority, in each case, required with respect to Lessee’s performance of its obligations under the Transaction Documents, the operation of the Aircraft or the proper conduct of Lessee’s business, (iii) cause the Aircraft to be and duly registered in Lessor’s name under the Transportation Code (including, by making all necessary reports, and complying with any and all related re-registration and renewal requirements, and taking all other actions required by Applicable Law), and (iv) pay and perform all of its obligations and liabilities when due. (b) Lessee shall not change its presently existing legal name or its form or jurisdiction of organization without Lessor’s prior written consent, or its mailing, chief executive office and/or principal place of business address without giving Lessor thirty (30) days’ prior written notice of the same. If Lessee’s presently existing organizational identification number changes, or if Lessee currently has no such organizational number but is subsequently issued such a number, Lessee shall immediately notify Lessor. (c) Lessee agrees to (i) prominently display on the Aircraft the FAA Registration number, specified in Schedule No. 1, or such other registration number as has been approved by and exclusively reserved to Lessor in its name and duly recorded with the Applicable Authority; and (ii) notify Lessor in writing thirty (30) days prior to making any material change in the appearance or coloring of the Aircraft; provided that Lessor acknowledges and agrees that Lessee will paint the Aircraft in its normal livery as in effect from time to time. (d) Lessee shall remain a “citizen of the United States” within the meaning of the Transportation Code. (e) Without limiting the generality of any other provision hereof (including the disposition limitations in Section 5.7 hereof), Lessee hereby acknowledges and agrees that: (i) it shall cause Lessor to have current information about the identity and whereabouts of the actual operator of the Aircraft (whether Lessee or any other Person then having possession and operational control; the “Operator”) and location and nature of the operation of the Aircraft on an ongoing basis, for all purposes required or contemplated by Applicable Law, including for the purposes of obtaining Required Information from such Operator in an expeditious manner responsive to any investigations or other inquiries by the FAA or any other governmental authority (the “Applicable Authority”); (ii) as and when requested by an Applicable Authority, Lessor may permit, and Lessee shall or shall cause such other Operator to permit, the inspection of the Aircraft (including any Records) by such Applicable Authority; and (iii) any Permitted Third Party Agreement or other arrangement by Lessee or any Person claiming by through or under Lessee (each, a “Transferor”) transferring rights to possession or operational control of the Aircraft (each, a “Transfer”) to a transferee or operator (each, a “Transferee”) shall, in addition to the requirements of Section 5.7(b), include provisions requiring, among other things: (A) that all further Transfers must be in writing; provide the identity and contact information about the related Transferee; and such Transferee’s assurance that if and when such Transferee is notified that Lessor has made a request, to promptly provide all Required Information as and when requested; (B) that each such Transferee (1) shall provide its reasonable cooperation to Lessor and to the Applicable Authority in an expeditious manner with respect to any request for Required Information, and (2) shall authorize the Applicable Authority, upon its request, to inspect the Aircraft; and (C) that such Transferee agrees that the requirements in sub-clauses (A) and (B) would be made and agreed by any further Transferee in any further Transfer. For the purposes hereof, “Required Information” shall mean information from an Operator responsive to any investigations or other inquiries by an Applicable Authority, including, if applicable, and as and when required by an Applicable Authority, (A) information relating to the operation, maintenance, location or base of operation of the Aircraft, including (1)            information about the Operator, crew (names and pilot certificate numbers) and operations on specific dates; (2) information about where the Aircraft will be on a specific date in the future, but only to the extent required by Applicable Law, and (3) maintenance and other Records; and (B) contact information of (1) the Operator and (2) any other Person to whom the Applicable Authority may look to gather such information); and Lessor may provide such information to the Applicable Authority.

(Aircraft Lease MSN 42000209)

5.2           Operation, Etc. Lessee will cause the Aircraft to be operated in compliance with Part 135 and any other applicable provision of the FARs, and all other Applicable Standards, for purposes that are incidental to Lessee’s business, and in a manner that is consistent with the transactions hereunder being deemed commercial (and not consumer) transactions under Applicable Law. Unless otherwise expressly permitted hereunder, (a) Lessee shall permit the Aircraft to be operated solely for air taxi operations or otherwise under Part 135 of the FARs by a holder of a Part 135 Certificate reasonably acceptable to Lessor; and (b) such holder of the Part 135 Certificate shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA and any other applicable Governmental Authority and the Required Coverages. The Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (a) shall at all times be based and predominantly used, operated and located in the continental United States; and (b) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (i) that is excluded from the Required Coverages (or specifically not covered by such insurance), (ii) with which the United States does not maintain diplomatic relations per https://www.state.gov/independent-states-in-the-world/, (iii) if as a result, payment of any related claim under the Required Coverages is likely to be prohibited under any trade or other economic sanction or embargo by the United States, (iv) in violation of any of the Lease Documents or any Applicable Standards, (v) where, under the circumstances, an operator would reasonably expect to encounter a material risk of a confiscation, seizure or hostile action against, or incurrence of Material Damage to, the Aircraft or (vi) in a manner that causes it to be deemed to have been used or operated “predominantly” outside of the United States, as that phrase is used in Section 168(g)(1)(A) of the Code. Lessee shall adopt, implement and comply with all security measures required by any Applicable Standards, or that are reasonably necessary for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.

5.3           Maintenance. Lessee agrees that, with respect to the Airframe, the Engines and each Part, Lessee will, or Lessee will cause such other Person to, at Lessee’s own expense, (a) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards, (b) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy, (c) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Lessee, ordinary wear and tear from proper use alone excepted, (d) promptly replace all Parts (i) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (ii) if not previously replaced pursuant to clause (i), as and when required by any Applicable Standards, including any applicable life limits, (e) maintain (in English) all Records in accordance with Applicable Standards, (f) enroll and maintain the Aircraft in a Maintenance Program and the Engines in an Engine Maintenance Program, and, by doing so, cause the applicable program provider on Lessee’s behalf to fully and timely comply with the requirements of this Section 5.3 if and to the extent such requirements are subsumed within such programs (except that, irrespective as to whether such requirements are so subsumed within such program or programs, Lessee shall remain primarily responsible for the full and timely compliance with each such requirement). All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engine or any Part. Without limiting the foregoing, Lessee shall comply with all airworthiness directives by causing compliance to such bulletins and directives to be completed, as and when required thereby, through corrective modification in lieu of operating manual restrictions.

5.4           Additions, Alterations, Etc. Lessee shall make, or shall cause to be made, any improvement, change, addition, alteration or modification to the Aircraft that may at any time during the Term be required to comply with Sections 5.2 or 5.3 or any of the other provisions of this Lease or the other Lease Documents (“Required Alterations”). Lessee may install on the Aircraft any other additional accessory, device or equipment (i.e., elective voluntary additions, which are neither required hereby, nor otherwise required to render the Aircraft complete for its intended use by Lessee), but only if the same (A) will not cause Lessee to be in breach of any of the other provisions of this Lease or the other Lease Documents, (B) will not materially impair the originally intended function or use or diminish the value, of the Aircraft and (C) can be readily removed without causing material damage to the Aircraft (“Elective Additions”). Without limiting the foregoing, (1) Lessee shall repair all damage to the Aircraft resulting from the installation of any Required Alterations, and the installation and removal of any and all Elective Additions, in each such case, so as to restore the Aircraft to its condition prior to installation, assuming that it was in the condition required hereby, (2) all Required Alterations, and all other repairs, parts, replacements, mechanisms and devices added by Lessee or on its behalf, including (unless and until removed) all Elective Additions, shall immediately, without further act, become part of the Aircraft and subject to this Lease and the other Lease Documents (including Lessor’s Interest granted or otherwise created hereby and thereby); and title thereto shall immediately vest in Lessor, without any payment by, or any cost or expense to Lessor, and (3) except as expressly permitted or required above, Lessee shall not make any other improvement, change, addition, alteration or modification to the Aircraft.

(Aircraft Lease MSN 42000209)

5.5           Loaner Engines. In the event any Engine is damaged, being inspected, repaired or overhauled and provided no Default or Event of Default has occurred and is continuing, Lessee, at its option, may temporarily substitute another engine of the same make and model as the Engine being repaired or overhauled (any such substitute engine being hereinafter referred to as a “Loaner Engine”) during the period of such repair or overhaul, and provided further (a) installation of the Loaner Engine is performed by a maintenance facility certified by the FAA and the manufacturer with respect to an aircraft of this type, (b) the Loaner Engine is removed and the repaired or overhauled original Engine is reinstalled on the Airframe promptly upon completion of the repair or overhaul in accordance with the Engine Maintenance Program, or, if not then in effect, no later than the earlier of ninety (90) days after removal, or the expiration, cancellation or earlier termination of this Lease, and (c) the Loaner Engine is free and clear of any Lien that might impair Lessor’s rights or interests in the Aircraft and is maintained in accordance herewith.

5.6           Aircraft Registration. Concurrently with its entering into this Lease, and at all times thereafter, Lessee shall remain solely responsible to cause the Aircraft to be effectively and otherwise validly registered in Lessor’s name on the Registry, and the currently assigned U.S. registration number to remain authorized for use by Lessor on the Aircraft, in each case, in accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Lease, Lessee shall:

(a)            cause a valid Registration Certificate to be maintained at all times within the Aircraft and without limiting the foregoing Lessee shall (i) notify Lessor immediately of any event or circumstance with respect to which the Registration Requirements require further action by Lessor, and (ii) comply with any and all of the Registration Requirements;

(b)            with respect to any Defective Registration (and without waiving Lessee’s responsibility to avoid such circumstance), the Aircraft shall not be operated until authorized by the Registration Requirements, and Lessee shall (i) comply with the FARs and other Applicable Laws relating to such Defective Registration, and (ii) ground and store the Aircraft in accordance with terms of this Lease; and

(c)            fully and timely cooperate with Lessor; pay or reimburse the Lessor upon its demand for all fees, charges, or other amounts payable or incurred in connection with any of the foregoing, and take any and all of the other actions contemplated herein, as and when required by the Registration Requirements or as otherwise requested by Lessor, including with respect to any Assignment or any other disposition contemplated in the Lease Documents.

Lessor agrees to provide its reasonable cooperation to Lessee with respect to Lessee’s compliance with the provisions of this Section 5.6; provided, however, with respect to any such Defective Registration, in no event will Lessor be deemed liable to any Lessee Party or any other Person as a result of any Defective Registration, whether by reason of Lessor’s failure to accurately complete or effectively file any such registration filing or otherwise, and without regard as to whether the same constitutes a breach by Lessor, Lessee or any other Person under this Lease or any other Lease Document; and without limiting the foregoing, (i) Lessee shall remain obligated to pay and perform all of its obligations in accordance with this Lease and the other Lease Documents, and (ii) Lessee agrees that it shall pay, indemnify, defend and hold each Indemnified Party harmless on an after-tax basis from and against any and all Claims in any way relating to or arising out of any Defective Registration, in accordance with the provisions of Section 8 hereof.

5.7           No Disposition or Liens; and Exceptions.

(a)            No Dispositions, Liens, Etc. Except as permitted by this Lease, Lessee shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic Governmental Authority) or dispose of, or grant or otherwise create a Lien (other than a Permitted Lien) against, the Airframe, or any Engine or Part, related associated rights, international interests, prospective international interests, or any proceeds, or any of the other Collateral, nor shall it attempt, or suffer or permit, any of the foregoing. Lessee shall be permitted, however, to enter into Permitted Third Party Agreements and to deliver possession of the Airframe, or any Engine or Part to another Person for the purpose of complying with any of the other provisions of this Section 5, in each case, if and to the extent consistent with the provisions of the Lease Documents. Lessee will warrant and defend Lessor’s Interest in and to the Aircraft (including Lessor’s good and marketable title thereto) and any Collateral, and the validity, perfection and first priority of Lessor’s Interest in the Aircraft and any Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Lessee will (a) not create, assume or suffer to exist any Liens on or with respect to the Aircraft or any Collateral, or Lessee’s interest therein (other than Permitted Liens); and (b) promptly take such action as directed by Lessor to duly discharge any such unpermitted Liens.

(Aircraft Lease MSN 42000209)

(b)            Exceptions. So long as no Default or Event of Default has occurred and is continuing, Lessee may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Lessee and each Interested Third Party with, all of the following throughout the term of such arrangement (any Third Party Agreement complying with all of the provisions of this Section 5.7(b), a “Permitted Third Party Agreement”):

(i)             Each such Interested Third Party shall be and remain solvent, and (unless an individual) a domestic organization; except that in no event shall any person who owns a controlling interest in or otherwise controls such Interested Third Party, or any passenger on the Aircraft, be (x) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control, Department of the Treasury at http://www.treasury.gov/resource- center/sanctions/SDN-List/Pages/default.aspx (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (y) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001) at http://www.treasury.gov/resource- center/sanctions/programs/documents/terror.pdf, or any related enabling legislation or any similar Executive Orders.

(ii)            Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to operation complying with (1) Part 135 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Lease Documents pertinent to the operation of the Aircraft (whether by Lessee or any permitted Interested Third Party).

(iii)           The related Third Party Agreement shall (A) be and remain, subject and subordinate to the Lessor’s Interest in and with respect to the Aircraft and any Collateral, and under the Lease Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further disposition of or unpermitted Lien against the Aircraft or any Collateral by any of the Interested Third Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Lease Documents or cause Lessee to breach any of its representations, warranties or agreements under any of the Lease Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lessor with respect thereto.

(iv)           Lessee shall have specified such Third Party Agreement in Schedule No. 2 if existing on the Acceptance Date, or if not then existing shall give Lessor at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement with respect to which Lessee shall be relinquishing possession or control of the Airframe or Engines.

(v)            No later than the effective date thereof Lessee shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lessor, including (A) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (B) causing Lessor to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Lease Documents), (C) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lessor (and unless so directed by Lessor, neither make, nor permit to be made, any other filing or registration with respect thereto), and (D) paying or reimbursing Lessor for any related costs or expenses. Lessor shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto.

(vi)           Although certain of the duties and obligations of Lessee under the Lease Documents may be performed by one or more of the Interested Third Parties, (A) no such Permitted Third Party Agreement shall reduce any of Lessee’s obligations, or any of Lessor’s rights, under any of the Lease Documents, (B) all of Lessee’s obligations under the Lease Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (C) Lessor is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Lease Documents. By way of clarification and not limitation, with respect to any provisions of this Lease or any of the other Lease Documents requiring Lessee to take or refrain from taking an action relating to the Aircraft or any Collateral, such provision may also be read to mean that Lessee shall cause the same to be done in accordance therewith, if at that time the Aircraft or such Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.

(Aircraft Lease MSN 42000209)

5.8            Return Requirements. Unless purchased by Lessee, upon the expiration, cancellation, or other termination of this Lease, Lessee shall at its sole expense return the Aircraft to Lessor in accordance with, and otherwise pay, perform and comply with, all of the provisions of the Return Addendum (all of which are hereby incorporated herein), in each case as and when required hereby.

5.9            Maintenance Reserve.

(a)            Lessee shall at all times cause an amount not less than the Maintenance Reserve Amount to be deposited in the Maintenance Reserve Account. To the extent that the amount on deposit in the Maintenance Reserve Account shall be less than the Maintenance Reserve Amount, Lessee shall deposit an amount equal to such deficiency within 10 days following written notice of such deficiency from Lessor.

(b)            Lessee assigns and pledges to Lessor, and grants Lessor a security interest in, all of Lessee’s right, title and interest in and to the Maintenance Reserve Account and all amounts held therein and all of Lessee’s rights thereto as additional security for all of Lessee’s obligations hereunder and under the other Lease Documents. Upon the request of Lessor, Lessee shall take all action reasonably necessary to protect and preserve such security interests in favor of Lessor. Lessee shall execute and deliver to Lessor any instrument Lessor shall reasonably request to further evidence the creation of or to perfect such pledge and security interest.

(c)            If, at any time during the term of this Lease, Lessor reasonably determines that the Aircraft is not being maintained in accordance with the requirements of this Lease, or to prevent deterioration of the Aircraft, Lessor may enter onto the property where the Aircraft is located after reasonable notice during normal business hours and perform any and all work and labor necessary to maintain the Aircraft and to employ watchmen to protect the Aircraft from damage. Lessor is hereby authorized to disburse such sums from the Maintenance Reserve Account for payment of all amounts incurred under this subsection (c), including as a reimbursement to Lessor for amounts so expended from Lessor’s own funds. Solely for this purpose Lessee constitutes and appoints Lessor its true and lawful attorney-in-fact with full power of substitution to undertake the maintenance of the Aircraft in the name of Lessee. Lessee empowers said attorney-in-fact as follows: (i) to use any funds in the Maintenance Reserve Fund for the purpose of making or completing the maintenance of the Aircraft; (ii) to make such additions, changes and corrections to the Aircraft as shall be necessary or desirable for the maintenance of the Aircraft; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become liens against the Aircraft, or as may be necessary or desirable for the maintenance of the Aircraft, or for the clearance of title; (v) to execute all applications and certificates in the name of Lessee which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the maintenance of the Aircraft; and (vii) to do any and every act which Lessee might do in its own behalf to fulfill the terms of this Lease in connection with the maintenance of the Aircraft. It is further understood and agreed that this power of attorney, which shall be deemed to be a power coupled with an interest, cannot be revoked. Lessee specifically agrees that all power granted to Lessor under this Section may be assigned to any successor or assign of Lessor.

(d)            Nothing in this Section shall make Lessor responsible for maintenance of the Aircraft, require Lessor to expend funds in addition to the Maintenance Reserve Amount for the maintenance of the Aircraft, obligate Lessor to proceed with maintenance of the Aircraft, or obligate Lessor to demand from Lessee additional sums for the maintenance of the Aircraft.

SECTION 6.	LOSS OR DAMAGE.

6.1           Risk of Loss. As of the Acceptance Date, and at all times thereafter unless and until the Aircraft is either purchased by Lessee or returned to Lessor pursuant to the provisions of this Lease, Lessee shall bear the risk of any Event of Loss or other loss, theft, confiscation, taking, unavailability, damage or partial destruction of the Aircraft, and shall not be released from its obligations hereunder in the event of any damage or Event of Loss to the Aircraft or any part thereof. With respect to any repairable damage to the Aircraft, Lessee shall: (a) repair the same in accordance with all of the applicable provisions of this Lease (including as provided in Section 5.3); and (b) provide written notice to Lessor thereof if constituting Material Damage either concurrently with its report of same to the applicable Governmental Authority, or (if no such report is required) within ten (10) days of the occurrence of such damage; and together with any damage reports provided to the FAA or any other Governmental Authority, the insurer or Supplier, and any documents pertaining to the repair of such damage, including copies of work orders, and all invoices for related charges.

(Aircraft Lease MSN 42000209)

6.2           Loss of Aircraft. Upon the occurrence of any Event of Loss with respect to the Airframe or the Aircraft, Lessee shall notify Lessor within five (5) days of the date thereof. On the Casualty Payment Date, Lessee shall pay to Lessor any Rent then due, plus the Casualty Value of the Aircraft determined as of such Casualty Payment Date, together with interest at the Late Payment Rate for the period (if any) from the Casualty Payment Date through the date of payment. Upon making the applicable payment required hereby, Lessee’s obligation to pay further Basic Rent for the Aircraft subsequent to such payment shall cease, but Lessee shall remain liable for, and pay as and when due, all Supplemental Rent.

6.3           Loss of an Engine. Upon an Event of Loss with respect to any Engine (as applicable, a “Lost Item”), but not the Airframe, Lessee shall give Lessor prompt written notice thereof, and within thirty (30) days after the occurrence of such Event of Loss replace such Lost Item with a Permitted Replacement by complying with the provisions of this Section 6.3. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Lessee, at its own cost and expense, shall (i) furnish Lessor with such documents to evidence such replacement, (ii) cause Lessor to have good and marketable title to the Permitted Replacement, and subject to the Lessor’s Interest under this Lease, and (iii) take such other actions as may be required by Lessor to cause the Lessor’s Interest in such Permitted Replacement to be validly created and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby. Upon full compliance by Lessee with the terms of this paragraph, Lessor will transfer to Lessee all of Lessor’s right, title and interest, if any, in and to such Lost Item, which transfer shall be “AS-IS, WHERE-IS”.

6.4           Credit for Loss Payments. If Lessor receives a payment under any of the Required Coverages, or from a Manufacturer or Governmental Authority, in connection with an Event of Loss of an Airframe or an Engine, and such payment is both unconditional and indefeasible, then provided no Default or Event of Default shall have occurred and be continuing, and Lessee shall have complied with the provisions of Sections 6.2 or 6.3, as applicable, Lessor shall either (a) remit such proceeds to Lessee up to an amount equal to (i) the amount paid by Lessee to Lessor as the Casualty Value pursuant to Section 6.2, or (ii) the amount of the replacement costs actually incurred by Lessee with respect to any Permitted Replacement pursuant to Section 6.3, or (b) credit such proceeds against any amounts owed by Lessee pursuant to Section 6.2. Any excess insurance proceeds shall be retained by Lessor. If recoverable, Lessor shall be entitled to recover possession of the Aircraft and to any salvage value in excess of the Casualty Value paid to Lessor, but subject to the requirements of any third party insurance carrier in order to settle an insurance claim. Lessor shall not be under any duty to Lessee to pursue any claim against any Person in connection with an Event of Loss, but Lessee may do so at its own cost and expense and with Lessor’s prior written consent.

SECTION 7.	INSURANCE.

7.1           Insured Risks. Lessee agrees to maintain at all times, at its sole cost and expense, with insurers having an A.M. Best or comparable agency rating of not less than “A-”:

(a)            (i) comprehensive aircraft liability insurance against third-party bodily injury or property damage claims including, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $100,000,000.00 for each single occurrence, and (ii) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (i) and (ii) be less than the coverage amounts as may then be required by Applicable Law;

(b)            “all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (i) the insured value of the Aircraft (as determined by Lessor), or (ii) the Casualty Value of the Aircraft (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Lease); and

(c)            war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (a) and (b), as applicable.

(Aircraft Lease MSN 42000209)

7.2           Policy Terms. Any policies of insurance carried in accordance with this Section 7 and any policies taken out in substitution or replacement of any such policies shall (a) be endorsed to name Lessor as an additional insured as its interests may appear (but without responsibility for premiums), (b) provide, with respect to insurance carried in accordance with Section 7.1(b) or (c) above, that any amount payable thereunder shall be paid directly to Lessor as sole loss payee and not to Lessor and Lessee jointly, (c) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils, and ten (10) days in the case of cancellation for non-payment of premium) prior written notice by such insurer of cancellation, materialchange, or non-renewal, but failure to do so shall impose no obligation or liability of any kind upon the insurer, its agents or representatives, (d) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, but the inclusion of such additional interests shall not operate to increase the insurer’s limit of liability, (e) waive any right of set-off against Lessor, and any rights of subrogation against Lessor, (f) provide that in respect of the interests of Lessor in such policies, that the insurance shall not be invalidated by any action or inaction of any Lessee Party or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Lessee or any other Person operating or in possession of the Aircraft, and (g) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.

7.3           Additional Requirements. Lessee shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 7. Lessee agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lessor’s reasonable request, as and when Lessor deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, any Lessee Party’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars. At least ten (10) days prior to the policy expiration date for any Required Coverages, Lessee shall furnish to Lessor an insurance certificate or other evidence requested by Lessor of the renewal or replacement of any such coverages complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.

SECTION 8.	GENERAL AND TAX INDEMNIFICATIONS.

8.1           General Indemnification. Lessee hereby further agrees, whether or not the transactions contemplated by this Lease shall be consummated, to pay, indemnify, and hold Lessor, Lessor’s agents, employees, officers, directors, shareholders, subsidiaries, Affiliates and Assignees respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (collectively, the “Indemnified Parties”) harmless on an after-tax basis, from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, demands, costs, expenses and disbursements of any kind and nature whatsoever (each, a “Claim”), which may be imposed on, incurred by or asserted against any Indemnified Party, whether or not such Indemnified Party shall also be indemnified as to any such Claim by any other Person, in any way relating to or arising out of (a) the Airframe, any Engine, any Parts or Records or any Collateral, including (whether by or through Lessee, Supplier, any Interested Third Party, or any other Person), the manufacture, inspection, purchase, delivery, acceptance, rejection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), registration or re-registration, sale, return, removal, repossession, storage or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to Persons or property, without regard as to who may have operational control of the Aircraft from time to time or (b) any of the Lease Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Lessee shall have no obligation to indemnify an Indemnified Party with respect to Claims directly arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Lessee of any obligation hereunder.

8.2           General Tax Indemnity. On the Closing Date, and at all times thereafter (subject to the exceptions provided below):

(a)            Tax Reporting. If permitted by Applicable Law, Lessee shall prepare and file in its own name or on Lessor’s behalf, with all appropriate taxing authorities all tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the Collateral, or any part of either thereof; and if not so permitted by Applicable Law, to promptly notify Lessor in writing and provide it with all information required in order for Lessor to timely file any and all of the same.

(Aircraft Lease MSN 42000209)

(b)            Impositions. Lessee hereby further agrees, whether or not the transactions contemplated by this Lease shall be consummated, to pay on or before the due date, directly to the appropriate federal, state, local or foreign taxing authority or other Governmental Authority (a “Taxing Authority”) or, if such payment is not allowed under Applicable Law, directly to Lessor with sufficient prior notice and assistance in order for Lessor to timely make payment before the due date), (i) all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or any Collateral, any part of either thereof, or the transactions contemplated by the Transaction Documents; (ii) all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added, withholding and other taxes (including any related interest, charges or penalties) or other charges or fees now or hereafter imposed by any Taxing Authority, on Lessor, Lessee, any Lessee Party or any other Person in possession of the Aircraft or any Collateral or any of either thereof, the Aircraft or any Collateral, or any part of any thereof, the Rent (or other amounts payable under the Transaction Documents), or the transactions contemplated by the Transaction Documents, including any of the same imposed with respect to the landing, airport use, manufacturing, ordering, shipment, inspection, purchase, acceptance, rejection, ownership, delivery, installation, management, pooling, interchange, time sharing, leasing (pursuant to this Lease, any sublease, or otherwise), chartering, operation, possession, use, maintenance, repair, condition, removal, registration, de-registration, abandonment, repossession, storage, sale, return, or other disposition of the Aircraft or any part of any thereof, the Rent (or other amounts under the Transaction Documents) or any of the Collateral or any part thereof, or any interest in any thereof; and (iii) any penalties, charges, interest, fines, additions to tax or costs imposed with respect to any items referred to in sub-clauses (i) and (ii); the items referred to in sub-clauses (i), (ii), and (iii) above being referred to herein collectively, as “Impositions”; except that “Impositions” shall expressly exclude, and Lessee shall have no such obligation in respect of, any of the same either (A) imposed against Lessor and imposed on or measured by the net income, capital or net worth of Lessor by the jurisdiction in which Lessor was incorporated or formed, or in which Lessor has its principal place of business or (B) arising from the gross negligence or willful misconduct of Lessor (unless imputed by Applicable Law). Lessee will indemnify Lessor from, and defend and hold Lessor harmless, on an after-tax basis against, any and all such Impositions. Any Impositions which are not paid when due and which are paid by Lessor shall, at Lessor’s option, become immediately due from Lessee to Lessor.

(c)            Notices, Payment, Etc. Lessor shall provide Lessee with notice of any such Impositions for which Lessor intends to hold Lessee responsible under this Section 8.2, provided that the failure to give such notice shall not relieve Lessee of responsibility under this Section 8.2, and upon such notice to Lessee, such Impositions shall become immediately due to Lessor. Lessee shall promptly provide Lessor, at Lessee’s cost and expense, with copies of all returns and documents for which it is responsible under this Section 8.2, as well as receipts for payment of such Impositions. In addition, the term “Lessor”, for purposes of this Section 8.2, shall include Lessor’s agents, employees, officers, directors, shareholders, members, subsidiaries, Affiliates, assigns, as well as any affiliated, consolidated, unitary or combined group with which any thereof files a tax return.

8.3           Tax Loss Indemnity. Lessee shall indemnify Lessor upon the occurrence of any Tax Loss as and to the extent provided in the Special Tax Indemnity Rider (all of the provisions of which are hereby incorporated by reference).

8.4           Survival. Lessee’s obligations under this Section 8 shall survive any expiration, cancellation or other termination of this Lease.

SECTION 9.	EVENTS OF DEFAULT AND REMEDIES.

9.1	EVENTS OF DEFAULT. The term “Event of Default”, wherever used herein, shall mean:

(a)            Rental Failure. Any non-payment of, including any failure by Lessee to pay, (i) any Basic Rent or Casualty Value, or other accelerated amount, as and when due pursuant to this Lease or any of the other Lease Documents (whether on a specified payment date, or by acceleration, upon demand or otherwise), and such non-payment or other failure continues for a period of ten (10) Business Days from and including such due date; or (ii) any Supplemental Rent or any other amount as and when due pursuant to this Lease or any of the other Lease Documents, excluding any amounts covered by clause (i) (whether on a specified payment date, or by acceleration, upon demand or otherwise) and such non-payment or other failure continues for a period of ten (10) Business Days from and including the date of receipt of written notice of a payment default from Lessor; or

(b)            Affiliate Indebtedness Defaults. With respect to Lessee Party and any of its affiliates, any default or an event of default (however defined) shall have occurred under any loan or lease from, or guaranty or other financing obligation to, Lessor or any of its affiliates, and in such case the applicable grace period for curing such default or event of default shall have expired; or

(Aircraft Lease MSN 42000209)

(c)            Other Indebtedness Defaults. With respect to any Lessee Party and any of its affiliates, any default or event of default (however defined) shall have occurred under any other loan or lease from, or guaranty or other financing obligation in excess of $50,000 to, any Person not affiliated with Lessor, and in such case the applicable grace period for curing such default or event of default shall have expired; or

(d)           Breaches of Insurance, Applicable Law, Disposition Restrictions or Return Requirements. (i) Any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Lessee shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; (iii) any Lessee Party shall fail to comply with any provision of any of the Lease Documents restricting Liens and other dispositions relating to the Aircraft, any Collateral, or the unpermitted assignment or delegation or any such Lessee Party’s respective rights or obligations under any of the Transaction Documents (including Section 5.6 hereof); (iv) any failure to cause the Lessor’s Interest in the Aircraft or any Collateral to have been validly created, or to have first priority, pursuant to Applicable Law; or (v) any failure to return the Aircraft to Lessor on the date and in the manner required by this Lease or any of the other Lease Documents; or

(e)            Misrepresentations. Any representation or warranty made by any Lessee Party to or in favor of Lessor herein or in any of the Transaction Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or

(f)            Insolvency. The commencement of any bankruptcy, insolvency, receivership or similar proceeding by or against any Lessee Party or any of its or their properties or business (unless, if involuntary, the proceeding is dismissed within sixty (60) days of the filing thereof) or the rejection of the Lease or any related Lease Document in any such proceeding; or

(g)           Change of Control. Any Person (including as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquires, after the date of this Lease, the beneficial ownership, directly or indirectly, of 30% or more of the voting power of the total outstanding stock or other ownership interests of any Guarantor; or

(h)           Merger. Lessee or any Guarantor shall enter into any transaction of merger or consolidation unless prior to the consummation of such transaction, (1) Lessee or Guarantor, as applicable, obtains from Lessor written confirmation that Lessor, after giving effect to the transaction, is satisfied as to the surviving entities’ creditworthiness and conformance to the other criteria then used by Lessor when approving similar transactions, and (2) the surviving entity (A) is organized and existing under the laws of the United States or any state thereof, and (B) if Lessee or Guarantor, as applicable, shall not be the entity surviving such transaction, the surviving entity executes and delivers to Lessor (i) an agreement satisfactory to Lessor pursuant to which such entity assumes and agrees to be fully liable for all of Lessee’s or Guarantor’s obligations under the Lease, and (ii) any and all other documents, agreements, instruments, certificates, opinions and filings reasonably requested by Lessor); or

(i)            Dissolution. (1) Any Lessee Party (A) ceases to do business as a going concern, liquidates, dissolves or otherwise terminates its existence (B) sells, transfers or otherwise disposes of all or substantially all of its assets or property (whether in one transaction or a series of transactions), or (2)(A) the death or judicial declaration of incompetence of any Guarantor that is an individual or any other individual responsible, in whole or in part, for payment or performance of the Obligations and a substitute Guaranty from a Guarantor acceptable to Lessor in Lessor’s sole discretion is not in place within thirty (30) days or (B) the conviction of, or guilty plea by, any individual Guarantor (or any other individual responsible, in whole or in part, for payment or performance of the Obligations) with respect to any criminal act constituting a felony or (C) any repudiation by any Lessee Party of its obligation for the payment or performance of the Obligations, (iv) any allegation or judicial determination that any of the Transaction Documents is unenforceable in any material respect or (v) a Default (as defined in any Guaranty) shall occur; or

(j)             Operating Consent. Any event or condition constituting a breach or other default under any Operating Consent; or

(k)           Material Adverse Change. There is a material adverse change in the business, operations or financial condition of any Lessee Party or in its, or his or her ability to comply with the Lease Documents since the Closing Date as determined by Lessor, in its sole discretion and in good faith; or

12

(Aircraft Lease MSN 42000209)

(l)             Breach of Other Covenants. Any Lessee Party fails to perform or observe any other covenant, condition or agreement to be performed or observed by it under any Lease Document related to this Lease that is not otherwise addressed in this Section 9.1, and such failure continues unremedied for a period of 30 days after any such Lessee Party first becomes aware of such failure (but such cure period shall not be applicable unless the breach is curable by practical means within the cure period, or such cure period may be extended for a period not to exceed 90 days if Lessee is diligently pursuing a remedy).

9.2          Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Lease and in the other Lease Documents, Lessor may exercise all rights and remedies of a lessor under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Lessee), or otherwise available to Lessor under any other Applicable Law. Without limiting the generality of the foregoing, Lessee agrees that upon the occurrence of an Event of Default, Lessor, without demand or notice of any kind (except as specified below) to or upon Lessee or any other Person, in its sole discretion, may exercise any one or more of the following remedies: (a) proceed at law or in equity, to enforce specifically Lessee’s performance or to recover damages; (b) declare this Lease in default, or cancel this Lease or otherwise terminate Lessee’s rights, but not its obligations under this Lease and the other Lease Documents (including Lessee’s right to use and possess the Aircraft), and Lessee shall immediately return the Aircraft and any Collateral, to Lessor in accordance with the terms hereof and thereof; (c) to the extent permitted by Applicable Law, enter the premises where the Aircraft is located and take immediate possession of and remove (or disable in place) the Aircraft (or any Engines and any Parts then unattached to the Aircraft) and any Collateral, by self-help, summary proceedings or otherwise without liability or cost (including for storage or rent); (d) use Lessee’s premises for storage as set forth in this Lease without liability; (e) preserve the Airframe and Engines and any Collateral, and their respective value (but without any obligation to do so), immobilize or keep idle the Airframe or any Engine, manage, sell, re-lease or otherwise dispose of the Airframe, any Engine or other property relating to the Aircraft, and any Collateral, whether or not in Lessor’s possession, at public or private sale, with or without notice to Lessee (except as required by Applicable Law, and in furtherance thereof, Lessor agrees that it shall give Lessee no less than twenty (20) working days’ prior notice of any proposed sale or lease of the Airframe or any Engine, or any Collateral, which Lessee acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention), and apply or retain the net proceeds of such disposition, with Lessee remaining liable for any deficiency and with any excess being retained by Lessor; (f) apply any deposit or other cash collateral, or collect and apply any proceeds of the Collateral, at any time to reduce any amounts due to Lessor; (g) demand and recover from Lessee the Liquidated Damages (as more particularly provided in Section 9.3), and other Rent whenever the same shall be due; (h) terminate any Third Party Agreement without regard as to the existence of any event of default thereunder and recover, or cause Lessee to relinquish possession and return the Aircraft, including the Engines and Parts, pursuant to this Section 9.2, or exercise any and all other remedies under any Operating Consent or, in Lessee’s stead, to the extent provided for under, or otherwise available to Lessee under such Third Party Agreement; (i) demand and obtain from any court speedy relief pending final determination available at law (including, without limitation, possession, control, custody or immobilization of the Aircraft or preservation of the Aircraft or its fair market value); and (j) exercise any and all other remedies provided in Section 9.3, elsewhere in this Lease or in any of the other Lease Documents.

9.3          Liquidated Damages. Without limiting the generality of the provisions of Section 9.2: (a) Upon the occurrence of an Event of Default, Lessor may, among other things, demand and recover from Lessee as liquidated damages (the “Liquidated Damages”) an amount calculated as the Casualty Value of the Aircraft (determined as of the next Basic Rent Date after the date of the occurrence of the subject Event of Default), together with all other Rent due hereunder as of such determination date, less a credit for any disposition proceeds, if applicable, pursuant to the application provisions of clause (b); except that, upon the commencement of any voluntary case under the federal bankruptcy code concerning Lessee, or other voluntary act involving Lessee of the type described in Section 9.2(e), Lessor’s right to demand and recover the liquidated damages payable pursuant to this Section 9.3 shall be automatically exercised, without any requirement of notice to Lessee or of any other act or declaration by Lessor, and the liquidated damages described therein shall be immediately due and payable. (b) If Lessor demands the liquidated damages pursuant to clause (a), and recovers and sells the Aircraft, any proceeds of such disposition by Lessor, to the extent received by Lessor in good and indefeasible funds, shall be applied by Lessor, (i) first, to pay all costs, charges and expenses, payable pursuant to Section 9.4, (ii) next, to pay to Lessor an amount equal to any unpaid Rent due and payable to Lessor, together with the liquidated damage amounts specified above, to the extent not previously paid, (iii) next, to pay to Lessor any interest accruing on the amounts covered by the preceding clauses, at the Late Payment Rate, from and after the date the same become due and payable pursuant to the terms hereof through the date of payment, (iv) next, to reimburse Lessee for such amounts to the extent paid by Lessee as liquidated damages pursuant hereto (up to the amount of the Casualty Value calculated as provided above), and (v) any amount remaining thereafter shall be retained by Lessor as owner of the Aircraft. (c) Lessee hereby acknowledges and agrees that: (i) the liquidated damages payable pursuant to this Section 9.3, (iv) are to be paid in lieu of future Basic Rent, (B) are (as of both the date hereof, and the Acceptance Date) reasonable in light of the anticipated harm arising by reason of an Event of Default, and (C) are not a penalty; (ii) the occurrence of any one or more of the Events of Default shall be deemed, for all purposes, to substantially impair the value to Lessor of the transactions contemplated under the Lease Documents; (iii) in the event that, notwithstanding the intent and express agreement of the parties, either the liquidated damages provision in this Section 9.3 is deemed non-compliant with applicable law, or circumstances cause it to fail of its essential purpose, Lessor may exercise any of the other remedies provided herein, or available under UCC Article 2A or other applicable law (including the right to demand and be paid any or all of (A) all then accrued and unpaid Rent, (B) the present value of all then unaccrued Basic Rent for the remaining Term, discounted at the Discount Rate, with an appropriate credit consistent with whether and how Lessor disposes of the Aircraft, and (C) any incidental or consequential damages, less expenses saved by Lessor in consequence of such Event of Default); and (iv) Lessor shall have no obligation to make any of the remittances to or apply any credits in favor of Lessee that are contemplated in this Section 9.3 if Lessor has paid such amounts to any guarantor or other Person having a right of subrogation with respect to such amounts, or such guarantor or other Person has demanded the payment of such amount.

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(Aircraft Lease MSN 42000209)

9.4          Costs, Etc. Lessee shall be liable for, and pay to Lessor upon demand, all costs, charges and expenses incurred by Lessor in enforcing or protecting its rights under this Lease or any other Lease Documents, whether by reason of any Default or Event of Default, or otherwise, including, (a) any expenses incurred by Lessor in connection with effecting performance on Lessee’s behalf, together with interest thereon at the Late Payment Rate, until repaid, and (b) any other legal fees, disbursements, insurance, expert witness fees, consultant fees, repossession, Impositions, Lien removal, recovery, storage, inspection, appraisal, repair, costs of transportation, refurbishing, advertising and brokers’ fees, and other carrying costs and costs of sale, re-lease or other disposition of the Aircraft or any Collateral.

9.5          Acknowledgments, Waivers, Etc. Lessee hereby acknowledges and agrees as follows: (a) None of the provisions of this Section 9, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. (b) No right or remedy is exclusive, and each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lessor at law or in equity, including, such rights and/or remedies as are provided for in the Cape Town Convention or the UCC. (c) No express or implied waiver by Lessor of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. (d) The failure or delay of Lessor in exercising any available rights or remedies upon the occurrence of any event shall not constitute a waiver of any such right or remedy upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lessor shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. (e) All remedies set forth herein shall survive the expiration, cancellation or other termination of this Lease for any reason whatsoever. (f) It hereby waives any rights under the UCC or the Cape Town Convention to cancel or repudiate this Lease or any of the other Lease Documents, to reject or revoke acceptance of the Aircraft or any component thereof, to suspend performance, and to recover from Lessor any general, special, incidental or consequential damages, for any reason whatsoever.

9.6          Power-of-Attorney. Lessee irrevocably appoints Lessor as its attorney-in-fact to act in Lessee’s name and on its behalf to make, execute, deliver and file any instruments or documents (including any filings at the FAA), settle, adjust, receive payment, make claim or proof of loss, endorse Lessee’s name on any checks, drafts or other instruments in payment of any insurance claims and to take any action as Lessor deems necessary or appropriate to carry out the intent of this Lease and the other Transaction Documents; provided, however, Lessor agrees that it will not exercise this power unless a Default or Event of Default has occurred and is continuing. This appointment is coupled with an interest, is irrevocable and shall terminate only upon payment in full of the obligations set forth in this Lease or any other Lease Documents.

SECTION 10. NOTICES, REPORTS, FURTHER ASSURANCES AND INSPECTIONS.

10.1         Notices. Lessee shall give prompt written notice to Lessor of (a) the occurrence of any Default or Event of Default; (b) the occurrence of any Event of Loss or event of which Lessee may be aware that could become an Event of Loss; (c) the commencement or threat of any material litigation or proceedings affecting Lessee or any material litigation or proceedings affecting the Aircraft or any Collateral, or the ability of Lessee to comply with its obligations under the Lease Documents; and (d) any dispute between Lessee or any Interested Third Party and any Governmental Authority or other party that involves Aircraft or any Collateral or that might materially interfere with the normal business operations of Lessee.

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(Aircraft Lease MSN 42000209)

10.2        Financial Information. Lessee shall furnish to Lessor: (a) if requested by Lessor, within one hundred twenty (120) days of the close of each fiscal year of Lessee beginning with December 31, 2021, Lessee’s consolidated (and, if applicable, consolidating) balance sheet and statements of shareholders’ equity, cash flows and operations as of the end of and for such fiscal year all on a comparative basis with the prior fiscal year and prepared in accordance with GAAP, certified by a recognized firm of certified public accountants; (b) if requested by Lessor, within sixty (60) days of the close of each quarter of Lessee beginning with December 31, 2021, Lessee’s interim monthly consolidated (and, if applicable, consolidating), balance sheet and statements of shareholders’ or member’s equity, cash flows and operations as of the end of and for such fiscal month, all on a comparative basis with the similar fiscal month of the previous year and prepared in accordance with GAAP, certified by the chief financial officer of Lessee; provided, however, that Lessee shall be deemed to have complied with the foregoing requirements in clauses (a) and (b) if such entity files Forms 10-K and 10-Q with the Securities and Exchange Commission that are publicly available within the time frames set forth above, and all such financial statements (or Forms 10-Q and 10-K) shall fairly present financial condition and the results of operations of the respective Person as of the date of and for the period covered by such statements; (c)            promptly, as soon as available, monthly bank statements reflecting Lessee’s cash position; and (d) promptly, such additional financial and other information as Lessor may from time to time reasonably request; cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lessor any such financial and other information regarding the Lessee or Guarantor or any of its affiliates as Lessor may from time to time reasonably request.

10.3         Further Assurances. Lessee shall, at its sole expense, promptly execute and deliver to Lessor such further instruments, and it authorizes Lessor to prepare and file, all UCC and FAA filings and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lessor may from time to time reasonably request in order to further carry out the intent and purpose of the Lease Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lessor thereby.

10.4         Inspection. Once every twelve month period, Lessor shall have the right, but not the duty, to inspect the Aircraft, any component thereof and the Records, at any reasonable time and from time to time, wherever located, upon not less than forty-eight (48) hours prior written notice to Lessee; provided that such inspection shall not interfere with the operations of the Aircraft; except that no advance notice shall be necessary prior to any inspection conducted, and such inspection may be conducted at any time, after the occurrence of a Default or an Event of Default. Upon request of Lessor, Lessee promptly shall confirm to Lessor the location of the Aircraft and the Records and shall, at any reasonable time and from time to time, upon reasonable prior written notice to Lessee, make the Aircraft and the Records available to Lessor for inspection. Lessee shall be responsible for the cost of any inspection conducted after the occurrence of a Default or an Event of Default, and shall pay Lessor such amount as additional Rent within ten (10) days of demand. If Lessee enrolls the Aircraft in a computerized maintenance program, Lessee shall provide Lessor full authorized access to such computerized maintenance program during the Term and upon return (which access may be “read-only”, but shall be provided at no cost to Lessor).

SECTION 11.       MISCELLANEOUS.

11.1        Construction and Related Matters. All representations and warranties made in this Lease and in the other Transaction Documents shall survive the execution and delivery of this Lease, and the purchase and lease of the Aircraft pursuant to the Lease Documents. Without limiting any other provision of this Lease regarding the survival of Lessee’s obligations hereunder or under any of the other Lease Documents, Lessee’s obligation to pay Supplemental Rent, and any of its other obligations under this Section 11, shall survive the expiration, cancellation or other termination of this Lease. The headings of the Sections hereof are for convenience only, are not part of this Lease and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Lessee’s obligations under this Lease. Any provision of this Lease that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Lease, which shall remain in full force and effect.

11.2        Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii) when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.

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(Aircraft Lease MSN 42000209)

11.3         Granting Clause. In order to secure the prompt and full payment and performance as and when due of any and all of the Obligations, now existing or hereafter created of any kind whatsoever, including all of the same under or relating to this Lease and the other Lease Documents (all of which Lessee agrees it shall pay and perform in accordance herewith and therewith), Lessee hereby grants, pledges and assigns to Lessor a first priority security interest, collateral assignment, international interest, and security assignment in, against, under and with respect to all of Lessee’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) (in the event that contrary to the intentions of the parties, a court determines that this Lease is not a “true” lease under applicable commercial law) the Aircraft, including the Airframe, the Engines and each of the Parts and the Records; (ii) this Lease, and any and all other present and future Transaction Documents, Third Party Agreements, or other present and future agreements of any kind whatsoever relating to the Aircraft or any part thereof; (iii) all rent, charter payments, reimbursements and other disbursements, remittances or other amounts payable with respect thereto, including all rent and other amounts constituting associated rights secured by or associated with the Airframe and Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Lease Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. Without limiting the foregoing, with respect to the Lessor’s Interest (whether created pursuant to the foregoing grant or otherwise), (A) Lessor shall have a validly registered and first priority international interest in the Airframe and in each Engine, (B) Lessee agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lessor’s Interest, and (C) the Lien granted to Lessor pursuant to this Section 11.3 shall survive the termination, cancellation or expiration of this Lease until such time as Lessee’s obligations under the Lease Documents are fully and indefeasibly discharged.

11.4        Transaction Expenses. Without limiting any other provision of this Lease, Lessee agrees to be solely responsible for, and pay all of the following:

(a)           Transaction Expenses. Lessee shall pay to Lessor upon demand all fees, costs and expenses incurred by or on behalf of Lessor (“Transaction Expenses”) at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Lease Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lessor’s Lien, or (iii) Lessee’s exercise of any right granted under, or any amendment or other modification to any of, the Lease Documents. Such Transaction Expenses shall include, without limitation, appraisal and inspection fees, the fees and expenses of Aviation Counsel and of Lessor’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or of any Collateral. Lessee shall also pay all fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (i) the execution, delivery, recording or performance of this Lease or any of the other Transaction Documents, or any modification thereof, and (ii) the filings, registrations and other undertakings relating thereto. In addition to the foregoing, Lessee shall pay to Lessor a documentation fee in the amount of $2,500.00.

(b)            Lessor’s Performance. If any Lessee Party fails to perform or comply with any of its agreements contained herein or in the other Transaction Documents, including its obligations to keep the Aircraft and any Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lessor shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lessor incurred in connection with effecting such performance or compliance, together with interest thereon at the Late Payment Rate from the date incurred until reimbursed, shall be payable by Lessee to Lessor as Rent promptly on demand and until such payment shall constitute part of the obligations secured by any Collateral. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.

11.5        Assignment. In addition to the other dispositions required or contemplated in this Lease, Lessor (the “Assignor”) may at any time, upon 20 days’ prior notice to Lessee, freely grant a security interest in, sell, assign, or transfer (an “Assignment”) all or any part of their respective interests in, under or with respect to this Lease, the other Transaction Documents, the Aircraft, or any Rent due or to become due with respect thereto (including all associated rights associated with or secured thereby and the related international interests), and Lessee shall perform all of its obligations under the Lease Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, that only 10 days’ prior notice shall be required if the Assignee is a wholly- owned subsidiary of Lessor. Lessee hereby waives any right to assert, and agrees not to assert, against any Assignee any defense, setoff, recoupment, claim, counterclaim or any other Abatement that Lessee may have against such Assignor. Upon the assumption by such Assignee of such Assignor’s obligations under this Lease and the other Transaction Documents, such Assignor shall be relieved of any such assumed obligations. Lessee hereby consents to any such Assignment, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Lessee shall pay all Rent and all other sums due or to become due to such Assignor under the Transaction Documents, including any of the same constituting associated rights or proceeds, directly to the Assignee or any other party designated in writing by such Assignor. Lessee acknowledges and agrees that Lessor’s right to enter into an Assignment is essential to Lessor, and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of an Assignor or any Assignee, Lessee also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to such Assignor or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and (if applicable) loss payee and otherwise evidencing the Required Coverages, and such other documents and assurances reasonably requested by such Assignor or Assignee, as provided herein, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by such Assignor or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in such Assignor’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.

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(Aircraft Lease MSN 42000209)

11.6         Entire Agreement. This Lease and the other Lease Documents constitute the entire understanding and agreement between Lessor and Lessee with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lessor and Lessee relating to the transactions contemplated herein. The terms of this Lease may not be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.

11.7         Governing Law, Forum and Jury Trial Waiver.

(a)            Jurisdiction. Lessee hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Lease or any of the other Lease Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Lessor may elect or in any other state or Federal court as Lessor shall deem appropriate, and by execution and delivery of this Lease, Lessee hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Lessee irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Lessee at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Lease or in any of the other Lease Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lessor to bring actions, suits or proceedings in the courts of any other jurisdiction. Lessee further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lessor and Lessee may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.

(b)            Governing Law; Binding Effect. This Lease shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Lease shall be binding upon and inure to the benefit of Lessee and Lessor and their respective successors and assigns, except as otherwise expressly provided herein...

(c)            Jury Waiver. LESSOR AND LESSEE HEREBY KNOWINGLY AND FREELY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS LEASE OR ANY OF THE OTHER LEASE DOCUMENTS.

11.8        Counterparts; Electronic Signature. This Lease and the other Lease Documents may be executed by the parties hereto on one or more counterparts, each of which counterparts shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Delivery of an executed signature page counterpart of this Lease or any other Lease Document by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Lease or such other Lease Document. The words “executed,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Lease or any other Lease Document shall be deemed to include electronic signatures, the electronic association of signatures and records on electronic platforms, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any other similar state laws based on the Uniform Electronic Transactions Act or the Uniform Commercial Code, each as amended, and the parties hereto hereby waive any objection to the contrary, provided that (x) nothing herein shall require Lessor to accept electronic signature counterparts in any form or format and (y) Lessor reserves the right to require, at any time and at its sole discretion, the delivery of manually executed counterpart signature pages to this Lease or any other Lease Document and the parties hereto agree to promptly deliver such manually executed counterpart signature pages. ONLY COUNTERPART NO. 1 OF THIS LEASE AND THE LEASE SUPPLEMENT SHALL BE CONSIDERED “CHATTEL PAPER” FOR PURPOSES OF THE UCC. The execution hereof on behalf of Lessee and Lessor shall be deemed to constitute the acceptance by Lessee and Lessor of the terms and conditions of each and every addendum, rider, supplement, annex and exhibit hereto as if such document was separately and individually executed on behalf of such party hereto and shall constitute a part of this Lease.

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(Aircraft Lease MSN 42000209)

SECTION 12. TRUTH IN LEASING. UPON ENTERING INTO THE LEASE SUPPLEMENT FOR THE PURPOSE OF, AMONG OTHER THINGS, ACCEPTING THE AIRCRAFT UNDER THIS LEASE IN ACCORDANCE WITH THE TERMS HEREOF AND THEREOF, LESSEE SHALL BE DEEMED TO HAVE CERTIFIED AS FOLLOWS: THE AIRCRAFT, AS EQUIPMENT, BECAME SUBJECT TO THE MAINTENANCE REQUIREMENTS OF PART 91 OF THE FEDERAL AVIATION REGULATIONS (“FARS”) UPON THE REGISTRATION OF THE AIRCRAFT WITH THE FAA. LESSEE CERTIFIES THAT DURING THE TWELVE (12) MONTHS (OR PORTION THEREOF DURING WHICH THE AIRCRAFT HAS BEEN SUBJECT TO U.S. REGISTRATION) PRECEDING THE EXECUTION OF THIS LEASE, THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER PART 91 OF THE FARS. THE AIRCRAFT IS IN CURRENT COMPLIANCE WITH APPLICABLE MAINTENANCE AND INSPECTION REQUIREMENTS. LESSEE CERTIFIES THAT THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER PART 91 OF THE FARS FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE. UPON EXECUTION OF THIS LEASE, AND DURING THE TERM HEREOF, LESSEE, WHOSE NAME AND ADDRESS ARE SET FORTH IMMEDIATELY BELOW, ACTING BY AND THROUGH THE SIGNATORY HERETO, WHO EXECUTES THIS LEASE SOLELY IN THE CAPACITY SET FORTH BELOW HER/HIS SIGNATURE, CERTIFIES THAT LESSEE SHALL BE RESPONSIBLE FOR THE OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS LEASE (WHILE IT HAS POSSESSION OF THE AIRCRAFT), UNLESS OPERATIONAL CONTROL OF THE AIRCRAFT IS PROVIDED TO AN AIR TAXI OPERATOR CERTIFICATED UNDER PART 135 OF THE FARS, IF AND TO THE EXTENT PERMITTED HEREUNDER. LESSEE FURTHER CERTIFIES THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FARS, PROVIDED HOWEVER, THAT LESSEE SHALL NOT BE DEEMED TO BE RESPONSIBLE FOR THE OPERATIONAL CONTROL OF THE AIRCRAFT FOR SO LONG AS THE AIRCRAFT IS IN POSSESSION OF ANY SUCH AIR TAXI OPERATOR HAVING OPERATIONAL CONTROL TO THE EXTENT PERMITTED HEREUNDER. AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FARS CAN BE OBTAINED FROM THE NEAREST FEDERAL AVIATION FLIGHT STANDARDS DISTRICT OFFICE, GENERAL AVIATION DISTRICT OFFICE, OR AIR CARRIER DISTRICT OFFICE.

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IN WITNESS WHEREOF, the parties hereto have caused this Lease to be duly executed as of the date first written above by their respective officers thereunto duly authorized.

Lessor:		Lessee:

WESTERN ALLIANCE EQUIPMENT FINANCE, LLC		GALILEE II SPV LLC

By:	/s/ Brian Scott	By:	/s/ George Murnane

Name: Brian Scott		Name: George Murnane
Title: President		Title: President

Address:		Address:

One East Washington Street, Suite 1400 Phoenix, Arizona 85004		c/o Aerlex Tax Services 11900 West Olympic Blvd., Suite 400
Attention: Brian Scott		Los Angeles, California 90064 Attention: Vicky Boladian

This is Counterpart No. 2 of a total of 2 counterparts. Only Counterpart No. 1 shall be considered chattel paper for purposes of the Uniform Commercial Code and a security interest may be perfected only by possession of Counterpart No. 1.

[EXECUTION PAGE OF AIRCRAFT LEASE (MSN 42000209)]

(Aircraft Lease MSN 42000209)

ANNEX A

DEFINITIONS

The following terms shall have the following meanings for all purposes of the Lease:

A.            Rules of Interpretation. (1) The following terms shall be construed as follows: (a) ”herein,” “hereof,” “hereunder,” etc.: means in, of, under, etc. the Lease as a whole (and not merely in, of, under, etc. the section or provision where the reference occurs); (b) ”including”: means including without limitation unless such term is followed by the words “and limited to,” or similar words; and (c) ”or”: means at least one, but not necessarily only one, of the alternatives enumerated. (2) Any defined term used in the singular preceded by “any” indicates any number of the members of the relevant class. (3) Except as otherwise indicated, all the agreements and instruments defined herein or in the Lease shall mean such agreements and instruments as the same may from time to time be supplemented or amended, or as the terms thereof may be expressly waived or modified to the extent permitted by, and in accordance with, the terms thereof. (4) Any reference in the Lease Documents to the “Special Tax Indemnity Rider”, “Closing Terms Addendum”, “Option Addendum”, and “Return Addendum”, respectively, shall mean that certain rider or addendum titled as such; and upon execution of the Lease by Lessee and Lessor, shall be deemed to constitute execution and acceptance of the terms and conditions of such rider or addendum, and it shall supplement and be a part of the Lease (each, an “Addendum”). (5) The terms defined herein and in the Lease shall, for purposes of the Lease and the Lease Supplement, Addenda, annexes, schedules, and exhibits hereto and thereto, have the meanings assigned to them and shall include the plural as well as the singular as the context requires.

B.           CTC Terms. Certain of the terms used in the Lease (“CTC Terms”) have the meaning set forth in and/or intended by the “Cape Town Convention”, which term means, collectively, (i) the official English language text of the Convention on International Interests in Mobile Equipment, adopted on 16 November 2001 at a diplomatic conference held in Cape Town, South Africa, as the same may be amended or modified from time to time (the “Convention”), (ii) the official English language text of the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, adopted on 16 November 2001 at a diplomatic conference held in Cape Town, South Africa, as the same may be amended or modified from time to time (the “Protocol”), and (iii) the related procedures and regulations for the International Registry of Mobile Assets located in Dublin, Ireland and established pursuant to the Cape Town Convention, along with any successor registry (the “International Registry”), issued by the applicable supervisory authority pursuant to the Convention and the Aircraft Protocol, as the same may be amended or modified from time to time. By way of example, but not limitation, these CTC Terms include, “administrator”, “associated rights”, “contract of sale”, “sale”, “prospective sale”, “proceeds”, “international interests”, “prospective international interest”, “security assignment”, “transfer”, “working days”, “consent”, “final consent”, “priority search certificate”, “professional user entity”, “transacting user entity” and “contract”; except “proceeds” shall also have the meaning set forth below.

C.           Schedule Terms. The following terms shall have the respective meanings set forth for such terms in Schedules No. 2 and 2-A for all purposes of the Lease: Basic Rent Date, Basic Rent Percentage, Basic Term, Expiration Date, First Basic Rent Date, Last Basic Rent Date, Lessor’s Cost and Rent Commencement Date.

D.           Other Defined Terms.

Abatements shall have the meaning set forth in Section 2.2 of the Lease.

Acceptance Date shall mean the date on which Lessee irrevocably and unconditionally accepts the Aircraft for lease under the Lease as evidenced by the execution and delivery of, and specified as such in, the Lease Supplement.

Administrative Charge shall mean an amount equal to five percent (5%) of the amount payable to which such charge applies.

Affiliate shall mean, with respect to either Lessor or Lessee, as applicable, any affiliated Person controlling, controlled by or under common control with such party, and for this purpose, ‘control’ means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person, whether through the legal or beneficial ownership of voting securities, by contract or otherwise.

A-1

(Aircraft Lease MSN 42000209)

Aircraft shall mean, collectively, the Airframe, the Engines and the Records; and all accessories, additions, accessions, alterations, modifications, Parts, repairs and attachments now or hereafter affixed thereto or used in connection therewith, and all Permitted Replacements and all other replacements, substitutions and exchanges (including trade-ins) for any of the foregoing.

Airframe shall mean, collectively, (i) the airframe described in Schedule No. 1, and shall not include the Engines, and (ii) any and all related Parts.

Applicable Law shall mean all applicable laws, statutes, treaties, conventions, judgments, decrees, injunctions, writs and orders of any Governmental Authority and rules, regulations, orders, directives, licenses and permits of any Governmental Authority as amended and revised, and any judicial or administrative interpretation of any of the same, including the airworthiness certificate issued with respect to the Aircraft, the Cape Town Convention, the UCC, the Transportation Code, all TSA regulations, all FARs, airworthiness directives, and/or any of the same relating to the Collateral generally or to noise, the environment, security, public safety, insurance, taxes and other Impositions, exports or imports or contraband.

Applicable Standards shall mean, collectively, (i) Applicable Law, (ii) the requirements of the Required Coverages, and (iii) all Maintenance Requirements.

Assignee and Assignment shall each have the meanings respectively set forth in Section 11.5 hereof.

AS-IS, WHERE-IS shall mean “AS-IS WHERE-IS”, and “WITH ALL FAULTS”, without any representation or warranty, express or implied, of any kind whatsoever, by, or any recourse of any kind whatsoever to, Lessor.

Assumed Tax Benefits shall have the meaning set forth in the Special Tax Indemnity Rider.

Assumed Tax Rate shall have the meaning set forth in the Special Tax Indemnity Rider.

Aviation Counsel shall mean such counsel as Lessor may designate from time to time.

Aviation Documents shall have the meaning set forth in Section 2 of the Closing Terms Addendum.

Basic Rent shall have the meaning set forth in Section 2.1 of the Lease.

Bonus Depreciation shall have the meaning set forth in the Special Tax Indemnity Rider.

Business Day shall mean any day other than a Saturday, Sunday or other day on which banks located in New York, New York or Phoenix, Arizona are closed or are authorized to close.

Casualty Payment Date shall mean, with respect to an Event of Loss, whichever of the following dates as may then be applicable: (a) the next Basic Rent Date following the earlier of either (i) the receipt of the related casualty insurance proceeds payable pursuant to the Required Coverages, or (ii) the sixtieth (60th) day following the occurrence of such Event of Loss; or (b) if such Event of Loss occurs after the last Basic Rent Date, then on the earlier of either (i) the receipt of the related casualty insurance proceeds payable pursuant to the Required Coverages, or (ii) the sixtieth (60th) day following the occurrence of such Event of Loss.

Casualty Value shall mean, for any Casualty Payment Date, an amount equal to, whichever of the following amounts as may then be applicable: (a) the Lessor’s Cost, multiplied by the applicable percentage set forth on Schedule No. 3 for the corresponding Basic Rent Date, or (b) if the Casualty Payment Date is after the last Basic Rent Date, an amount equal to the Lessor’s Cost, multiplied by the applicable percentage set forth on Schedule No. 3 for the last Basic Rent Date.

A-2

(Aircraft Lease MSN 42000209)

Change in Control shall, with respect to any Guarantor, mean: that any Person or group of Persons (within the meaning of Section 13 or Section 14 of the Securities Exchange Act of 1934, as amended) shall have acquired, directly or indirectly, beneficial ownership (with the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 30% or more of the outstanding shares of equity securities of such Guarantor at the time entitled to vote for election of directors (or equivalent governing body) of such Guarantor.

charter or chartering means the provision of on-demand commercial air transportation in accordance with Part 135 of the FARs.

Claim shall have the meaning set forth in Section 8.1 hereof.

Closing Date shall have the meaning set forth in the preamble of the Lease.

Closing Deliverables shall have the meaning set forth in Section 1 of the Closing Terms Addendum.

Code shall have the meaning set forth in the Special Tax Indemnity Rider.

Collateral shall have the meaning set forth in Section 11.3 hereof.

Consolidated Group shall have the meaning set forth in the Special Tax Indemnity Rider.

Control shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

Daily Rent shall mean any daily rent payable during the Term pursuant to this Lease in a per diem amount equal to the product of (a) the Lessor’s Cost, multiplied by (b) the Daily Rent Percentage, for each day of the referenced period.

Default shall mean an event or circumstance that, after the giving of notice or lapse of time, or both, would become an Event of Default.

Defective Registration shall mean any failure to cause the Aircraft to be effectively registered with the Registry in the name of Lessor in accordance with the applicable Registration Requirements, for any reason whatsoever, including should such registration be revoked, canceled or expired or otherwise deemed to have ended or been invalidated pursuant to the Registration Requirements.

Diminution Amount shall mean the amount by which (A) the Fair Market Sales Value of the Aircraft without such damage history, exceeds (B) the Fair Market Sales Value of the Aircraft with such damage history (and as to this sub- clause (B), without making the assumption in clause (iii)(B) of the definition of Fair Market Sales Value).

Discount Rate means the 1-year Treasury Constant Maturity rate as published in the Selected Interest Rates table of the Federal Reserve statistical release H.15(519) for the week ending immediately prior to the Acceptance Date (or if such rate is no longer determined or published, a successor or alternate rate selected by Lessor).

Engine shall mean (i) each of the engines described in Schedule No. 1 currently installed on the Airframe or hereinafter removed from the Airframe, whether or not hereafter installed on the Airframe or any other airframe from time to time; (ii) any engine constituting a Permitted Replacement; and (iii) any and all related Parts.

Engine Maintenance Program shall mean the GHAE Engine Maintenance Comprehensive Care Plan (“EMC2 Plan”), as available on the Acceptance Date, and reasonably satisfactory to Lessor.

Equity Interests shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

Escrow Holder shall have the meaning set forth in Section 2 of the Closing Terms Addendum.

(Aircraft Lease MSN 42000209)

Estimated Annual Hours shall mean the anticipated number of average annual flight hours as shown on Schedule No. 2-A.

Event of Default shall have the meaning set forth in Section 9.1 of the Lease.

Event of Loss with respect to the Aircraft, the Airframe or an Engine shall mean any of the following events: (i) loss of such property or the use thereof due to theft, disappearance, destruction, damage beyond repair or rendition of such property permanently unfit for normal use for any reason whatsoever; (ii) any damage to such property that results in an insurance settlement with respect to such property on the basis of a total loss or constructive total loss; (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, such property by the act of any foreign or domestic Governmental Authority (“Requisition of Use”); (iv) as a result of any rule, regulation, order or other action by any foreign or domestic Governmental Authority (including, without limitation, the FAA or any similar foreign Governmental Authority) having jurisdiction, (A) the use of such property shall have been prohibited, or such property shall have been declared unfit for use, for a period of six (6) consecutive months, unless Lessee, prior to the expiration of such six-month period, shall have undertaken and, in the opinion of Lessor, shall be diligently carrying forward all steps that are necessary or desirable to permit the normal use of such property by Lessee or, in any event, if use shall have been prohibited, or such property shall have been declared unfit for use, for a period of twelve (12) consecutive months or such prohibition shall exist on the date on which Lessor is required to return the Aircraft pursuant to the applicable provisions of the Lease, (B) either Lessee or Lessor shall be required to divest itself of its rights, title or interest in such property, or (C) the then actual hour or cycle limits with respect to such property shall equal or exceed any mandatory hour and cycle limits with respect to such property, beyond which it cannot be operated; (v) with respect to an Engine, the removal thereof from the Airframe for a period of six (6) consecutive months or longer, whether or not such Engine is operational, or such prohibition shall exist on the expiration or earlier cancellation or termination of the Lease; (vi) an Engine is returned to the manufacturer thereof (any such return being herein referred to as a “Return to Manufacturer”), other than for any repair or replacement completed as and when required in accordance with the applicable provisions of the Lease; or (vii)unless waived by Lessor in its sole and absolute discretion, the Aircraft is not returned to Lessor upon the expiration or earlier termination or cancellation of the Lease, unless Lessee or a third party purchaser purchases the Aircraft pursuant to Lessee’s exercise of an option contemplating such purchase under any applicable provision of the Lease. The date of such Event of Loss shall be the date of such theft, disappearance, destruction, damage, Requisition of Use, prohibition, unfitness for use for the stated period, removal for the stated period, or Return to Manufacturer, or (unless so waived) failure to timely return.

Excess Hour(s) shall mean that certain number of hours equal to the excess of (a) the total number of Airframe hours (including any component with hourly overhaul schedules) accumulated from the Acceptance Date to the Expiration Date or other date of termination or cancellation, minus (b) the product of (i) the Estimated Annual Hours, times

(ii) the number of twelve (12) month periods and any portion thereof, from the Acceptance Date to such expiration, termination or cancellation date.

Excess Use Amount shall mean the amount, if any, by which (A) the Fair Market Sales Value of the Aircraft without such Excess Hours, exceeds (B) the Fair Market Sales Value of the Aircraft with such Excess Hours (and as to this subclause (B), without making the assumption in clause (iii)(B) of the definition of Fair Market Sales Value).

FAA shall mean the United States Federal Aviation Administration, or such other Governmental Authority succeeding to the functions of such aeronautical authority.

FAA Bill of Sale shall have the meaning set forth in Section 1(b)(ii) of the Closing Terms Addendum.

Fair Market Sales Value shall mean those certain values determined on the following basis: (i) the subject value shall be the amount which would be obtained in an arm’s length transaction between an informed and willing buyer (who is neither a lessee in possession nor a used equipment dealer), and an informed and willing seller under no compulsion to sell; (ii) the costs of removal of the Aircraft from its then location shall not be a deduction from such value; and (iii) in determining any such value, it shall be assumed (whether or not the same be true), that (A) the Aircraft has been maintained by Lessee and is in the condition in which it is required to be returned to Lessor, in each case, in accordance with the Lease, and (B) such value has not been diminished due to the existence of any damage history or Excess Hours.

(Aircraft Lease MSN 42000209)

FARs shall mean the Federal Aviation Regulations and any Special Federal Aviation Regulations (Title 14 C.F.R. Part 1 et seq.), together with all successor regulations thereto.

GAAP shall mean generally accepted accounting principles consistently applied.

Governmental Authority shall mean any court, governmental or administrative body, instrumentality, department, bureau, commission, agency or authority.

Guarantor shall mean any guarantor or guarantors, as applicable, identified in Schedule No. 2-A and including any successor or permitted assign, heir or estate.

Guaranty shall mean any guaranty by a Guarantor in favor of Lessor, together with all financial covenant amendments, and all other amendments, supplements and attachments thereto.

Impositions shall have the meaning set forth in Section 8.2(b) of the Lease.

Indemnified Parties shall have the meaning set forth in Section 8.1 of the Lease.

Interested Third Party shall mean any Person who is a party to a Permitted Third Party Agreement.

Late Payment Rate shall mean a monthly rate equal to the lesser of a rate equal to the prime rate plus 4% or the highest rate permitted by Applicable Law. The Late Payment Rate shall be computed on the basis of a 360-day year and a 30-day month.

Lease Documents shall mean the Lease (including the Lease Supplement), any Guaranty, any Operating Consents, and all other agreements, instruments, or documents entered into or provided by or on the behalf of Lessor, or any Lessee Party pursuant to or in connection with the Lease.

Lease Supplement shall mean a supplement to the Lease to be entered into as of the Acceptance Date by Lessee, which supplement shall be substantially in the form attached to the Lease, and upon execution by Lessee shall constitute a part of the Lease.

Lessee Party shall mean Lessee and any Guarantor or other Person guaranteeing, securing, or otherwise agreeing to pay, perform or be responsible for any of the Obligations, or operating, using, or having possession or control of all or any part of the Aircraft, and anyone claiming by, through or under any of the same), together with each of their respective successors, permitted assigns, heirs and estates.

Lessor’s Interest shall mean (a) Lessor’s good and marketable title to the Aircraft (including the Airframe and each Engine), (b) the first priority international interest, or other Lien granted to or created in favor of Lessor pursuant to the Lease (including Section 11.3 thereof), or any of the other Transaction Documents, in, against, under and with respect to (i) the Airframe and Engines or any other property comprising the Aircraft, or (ii) any Collateral now existing or hereafter acquired, and (c) any and all rights, interests and remedies of Lessor under the Lease or any of the other Transaction Documents relating to any of the foregoing.

Lessor’s Liens shall mean any Liens created or granted by Lessor resulting from claims against Lessor not related to Lessor’s ownership of the Aircraft or otherwise contemplated under the Lease.

Liens shall mean all liens, claims, demands, charges, security interests, leaseholds, international interests and other Registerable Interests and encumbrances of every nature and description whatsoever, including, without limitation, any rights of third parties under Third Party Agreements and any registrations on the International Registry.

Liquidity Account shall mean a deposit or money market account controlled by Lessor and otherwise acceptable to Lessor in Lessor’s reasonable discretion.

Liquidity Amount shall be an amount as set forth on Schedule 2-A to the Lease Supplement.

(Aircraft Lease MSN 42000209)

Loaner Engine shall have the meaning set forth in Section 5.5 of the Lease.

Lost Item shall have the meaning set forth in Section 6.3 of the Lease.

Maintenance Program shall mean the manufacturer’s airframe maintenance program to the extent covered by any applicable warranty, and thereafter, either the manufacturer’s service program or an agreement, in form and substance reasonably satisfactory to Lessor entered into from time to time between Lessee and such vendor as Lessee may designate and as may be reasonably satisfactory to Lessor, which provides for the maintenance and/or overhaul of the airframe consistent with the manufacturer’s service program.

Maintenance Requirements shall mean, with respect to the Airframe or the Engines or any Part, all compliance requirements set forth in or under (A) all maintenance manuals initially furnished with respect thereto, including any subsequent amendments or supplements to such manuals issued by the manufacturer or supplier thereof from time to time, (B) all mandatory service bulletins issued, supplied, or available by or through the applicable manufacturer with respect thereto, (C) all conditions to the enforcement of any warranties pertaining thereto (D) Lessee’s FAA approved maintenance program with respect to the Airframe, the Engines or Parts, and (E) any Maintenance Program or Engine Maintenance Program.

Maintenance Reserve Account shall mean a deposit or money market account controlled by Lessor and otherwise acceptable to Lessor in Lessor’s reasonable discretion.

Maintenance Reserve Amount shall mean an amount as set forth on Schedule 2-A to the Lease Supplement.

Manufacturer shall mean each manufacturer identified on Schedule No. 1 and its successors and assigns.

Material Damage shall mean any damage: (a)(i) the repair of which is required to be reported pursuant to any governmental reporting requirement on an FAA Form 337 or (ii) to the extent that no FAA Form 337 was required or issued in connection with any damage incident, the cost to repair or replace all items in connection with such damage incident exceeds $100,000.00 or (b) with respect to which an insurance claim is being made.

Net Proceeds shall have the meaning set forth in the Option Addendum.

Obligations shall mean all obligations and liabilities of any Lessee Party under the Lease and any and all of the Transaction Documents at any time owing to Lessor, whether direct or indirect, matured or unmatured, primary or secondary, certain or contingent, or acquired by or otherwise created in favor of Lessor, including without limitation any and all Rent or other periodic payments, taxes and other Impositions, indemnities, liquidated damages, accelerated amounts, return deficiency charges, Casualty Value Payments, Transaction Expenses and other reimbursements, administrative charges, all interest, including interest at the Late Payment Rate, attorneys’ fees or enforcement and other costs, which may at any time be payable in connection with the Transaction Documents, together with all claims for damages arising from or in connection with the failure to punctually and completely pay or perform such obligations.

Operating Consents shall mean any and all of the multi-party consents whether entered into on the Closing Date, or thereafter, among Lessee and any Interested Third Parties, in favor of Lessor; and in each case, having a form and substance, and executed, delivered, filed and registered, as may be required by Lessor in its sole discretion.

Organizational Document shall mean any certificate or articles of incorporation or organization, by-laws, partnership certificate or agreement, or limited liability company operating agreement or other organizational or constitutive document or agreement.

Part 135 Certificate shall mean an air carrier certificate, with the associated operations specifications, issued in accordance with Part 135 of the FARs. Parts shall mean all appliances, avionics, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than a complete Engine) that may from time to time be incorporated or installed in or attached to the Airframe or the Engines, and any and all such appliances, avionics, parts, instruments, appurtenances, accessories, furnishings and other equipment removed therefrom so long as the same have not been released from the Lessor’s Lien pursuant to the applicable terms of the Lease.

(Aircraft Lease MSN 42000209)

Permitted Liens shall mean (a) the Lessor’s Lien, (b) any Permitted Third Party Agreements, (c) Liens for taxes either not yet due or being contested, and (d) inchoate materialmen’s, mechanic’s, workmen’s, repairmen’s, employee’s, or other like Liens arising in the ordinary course of business of Lessee for sums not yet delinquent or being contested; except that any such contest described in clauses (c) or (d) must be conducted by Lessee, in good faith, with due diligence and by appropriate proceedings, so long as such proceedings do not involve, in Lessor’s sole judgment, any material danger of the sale, foreclosure, transfer, forfeiture or loss of the Aircraft or any property comprising the Aircraft, or any Collateral, or Lessor’s title thereto, or the respective rights or interest of Lessor or Lessee therein, and for the payment of which adequate reserves are being maintained in accordance with GAAP or other appropriate provisions satisfactory to Lessor have been made; and with respect to any such Lien existing at the time the Aircraft or any Collateral shall become subject to Lessor’s Interest, such Lien must be effectively subordinated, as and to the extent required in any of the Lease Documents. Notwithstanding the foregoing, in no event shall any Lien held by any Person (other than Lessor) against or with respect to the Aircraft or any Collateral at the time of the Lease or any advance thereof constitute a Permitted Lien, if in the reasonable opinion of Lessor such Lien would be deemed pursuant to Applicable Law to have priority over Lessor’s Lien with respect to such Collateral.

Permitted Replacement shall have the meaning provided in Section 6.3 of the Lease.

Permitted Third Party Agreement shall have the meaning provided in Section 5.7(b) of the Lease.

Person shall mean any individual, partnership, corporation, limited liability company, trust, association, joint venture, joint stock company, or non-incorporated organization or Governmental Authority, or any other entity of any kind whatsoever.

proceeds shall have the meaning assigned to it in the UCC, and in any event, shall include, but not be limited to, all goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights, investment property, deposit accounts and supporting obligations (to the extent any of the foregoing terms are defined in the UCC, any such foregoing terms shall have the meanings given to the same in the UCC), and all of Lessee’s rights in and to any of the foregoing, and any and all rents, payments, charter hire and other amounts of any kind whatsoever due or payable under or in connection with the Airframe, the Engines or any of the Collateral, including, without limitation, (A) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Lessee from time to time, (B) any and all payments (in any form whatsoever) made or due and payable to Lessee from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture by any Governmental Authority or any other Person (whether or not acting under color of any Governmental Authority), and (C) any and all other rents or profits or other amounts from time to time paid or payable.

Purchase Documents shall mean the purchase documents specified in Section 1(b)(i) of the Closing Terms Addendum.

Records shall mean any and all logs, manuals, certificates and data and inspection, modification, maintenance, engineering, technical, and overhaul records (whether in written or electronic form) with respect to the Airframe, the Engines, all Parts or any Collateral, including, without limitation, all records (i) required to be maintained by the FAA or any other Governmental Authority having jurisdiction, or by any manufacturer or supplier with respect to the enforcement of warranties or otherwise, (ii) evidencing Lessee’s compliance with Applicable Standards, or (iii) with respect to any maintenance service program.

Registerable Interests shall mean all existing and prospective international interests and other interests, rights and/or notices, sales and prospective sales, assignments, subordinations, and discharges, in each case, susceptible to being registered at the International Registry pursuant to the Cape Town Convention.

Registration Application shall have the meaning set forth in Section 2 of the Closing Terms Addendum.

(Aircraft Lease MSN 42000209)

Registration Certificate shall mean a currently effective Certificate of Aircraft Registration, AC Form 8050-3, or any other certificate issued to Lessor evidencing the currently effective registration of the Aircraft in its name, in connection with the operation of the Aircraft in the United States pursuant to the Registration Requirements, or any other document as may then be required to be maintained within the Aircraft by such Registration Requirements, either together with or in lieu of such certificate.

Registration Requirements shall mean the requirements for registering aircraft with the Registry under 49 U.S.C. 44101-44104, and 14 C.F.R. § 47 as then in effect, any successor laws, rules or regulations pertaining to applicants for and holders of a Registration Certificate, the U.S. registration number for the Aircraft, and any such other FARs and other Applicable Laws, in each case as and to the extent pertaining to the registration of Lessor’s ownership of the Aircraft with the Registry, including any renewal of such registration, or replacement of any such Registration Certificate.

Registry shall mean the FAA, Civil Aviation Registry, Aircraft Registration Branch, or any successor registry having an essentially similar purpose pertinent to the ownership registration of the Aircraft pursuant to the Registration Requirements.

Rent shall have the meaning set forth in Section 2.1 of the Lease.

Required Coverages shall mean any of the insurance coverages required under the Lease or any of the other Lease Documents, whether being provided by Lessee, its Affiliate, or by any party to any Permitted Third Party Agreement or any other Third Party Agreement (other than Lessor).

Required Registrations shall have the meaning set forth in Section 2(b) of the Closing Terms Addendum.

Requisition of Use shall have the meaning set forth in the Event of Loss definition contained herein.

Return to Manufacturer shall have the meaning set forth in the Event of Loss definition contained herein.

Schedules No. 1, 2, 2-A or 3 shall mean any of Schedules No. 1, 2, 2-A or 3, as applicable, to the Lease Supplement.

SEC shall mean the Securities and Exchange Commission.

Supplemental Rent shall have the meaning set forth in Section 2.1 of the Lease.

Supplier shall mean the “Supplier” or “Suppliers”, as the case may be, identified as such on Schedule No. 1 and their respective successors and assigns.

Tax Loss shall have the meaning set forth in the Special Tax Indemnity Rider.

Term shall mean, collectively, (a) the period, if any, from and including the Acceptance Date through, but not including, the Rent Commencement Date and (b) the Basic Term.

Third Party Agreements shall mean any and all leases, subleases, interchange agreements, management agreements, charter agreements, pooling agreements, timeshare agreements, engine, airframe or aircraft maintenance programs and any other similar agreements or arrangements of any kind whatsoever relating to the Airframe, the Engines or any of the other Collateral.

Transaction Documents shall mean, collectively, the Purchase Documents, the Lease Documents, any and all Permitted Third Party Agreements, and any other document, agreement or instrument entered into for the purposes of effectuating the transactions contemplated in the Lease Documents, or relating thereto.

Transaction Parties shall mean, collectively, Lessee and any other Lessee Party, and each of the other parties to any of the Transaction Documents, other than Lessor.

(Aircraft Lease MSN 42000209)

Transportation Code shall mean Subtitle VII of Title 49 of the United States Code, as amended and recodified.

TSA shall mean the Transportation Security Administration and/or the Administrator of the TSA, or any Person, Governmental Authority succeeding the functions of any of the foregoing.

UCC shall mean the Uniform Commercial Code as then in effect in the applicable jurisdiction.

UCC Article 2A shall mean that certain version of “Uniform Commercial Code – Leases” as adopted and in effect in the applicable jurisdiction.

Value Impairment shall mean any impairment to the Fair Market Sales Value relating to the existence of any damage history or Excess Hours with respect to the Aircraft upon its return pursuant to the Lease.

Warranty Bill of Sale shall mean a warranty bill of sale in a form acceptable to Lessor.

(Aircraft Lease MSN 42000209)

SPECIAL TAX INDEMNITY RIDER (“Tax Rider”) to Aircraft Lease (MSN 42000209) dated as of April 4, 2022 (the “Lease”), by and between WESTERN ALLIANCE EQUIPMENT FINANCE, LLC, an Arizona corporation, as lessor (“Lessor”), and GALILEE II SPV LLC, a Delaware limited liability company, as lessee (“Lessee”). This Tax Rider is being entered into by and between Lessor and Lessee concurrently with the execution and delivery of the Lease on the Closing Date.

All capitalized terms not defined in this Tax Rider are defined in the Lease. Execution of the Lease by Lessee and Lessor shall be deemed to constitute execution and acceptance of the terms and conditions of this Tax Rider, and it shall supplement and be a part of the Lease.

1.            Lessor’s Assumptions. Lessor has assumed that: (a) Lessor will be entitled, for federal, state and local income tax purposes, to the following tax benefits (the “Assumed Tax Benefits”): (i)(A) cost recovery deductions under Section 168 of the Internal Revenue Code of 1986, as amended (the “Code”) commencing in Lessor’s taxable year which includes the Acceptance Date, calculated using the 200% declining balance method, switching to the straight line method for the first taxable year for which that method yields a larger deduction, (B) the half year convention, (C) a basis equal to 100% of Lessor’s Cost reduced by any amount of Bonus Depreciation (as defined herein), (D) zero salvage value, and (E) a recovery period of five years and (ii) an additional amount of depreciation in the first year of the Term in the amount of 50% of the unadjusted basis of the Aircraft (as it constitutes “qualified property” as defined in Section 168(k) of the Code, as amended by the Economic Stimulus Act of 2008 and the American Recovery and Reinvestment Act of 2009, the Small Business Jobs Act of 2010, the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010, and the American Taxpayer Relief Act of 2012) (“Bonus Depreciation”); (b) Lessor will be taxed for federal, state and local income tax purposes at an effective combined tax rate of 25.00% in 2022 and in each year thereafter (the “Assumed Tax Rate”); (c) at all times during the Term of the Lease, the Lease will constitute a “true lease” for federal income tax purposes, Lessor will be treated as the purchaser, owner and lessor of the Aircraft and the Lessee will be treated as the lessee of the Aircraft; (d) Lessor’s taxable year is the 12-month period ending December 31; (e) all items of income, deduction, loss and credit with respect to the transactions contemplated by the Lease Documents will be treated for federal income tax purposes as derived from, or allocable to, sources within the United States; (f) Lessor is a domestic corporation for federal income tax purposes; (g) Lessor will have sufficient taxable income to benefit from the full utilization of the Assumed Tax Benefits and Bonus Depreciation in the taxable year of Lessor in which such deductions are first allowable; (h) no portion of the Assumed Tax Benefits (including the Bonus Depreciation) in respect of the Aircraft shall be recaptured, at any time prior to the expiration of the Term of the Lease (without regard to any provision for earlier termination); (i) Lessor will use an accrual method of accounting; (j) the Lease will not be a “disqualified leaseback or long-term agreement” within the meaning of Section 467(b)(4) of the Code, and Lessor’s accrual of Rent; and (k) the Aircraft will be “placed in service” (within the meaning of Section 168 of the Code) by Lessor on the Acceptance Date.

2.            Lessee’s Representations, Warranties and Covenants. Lessee represents, warrants, and covenants that: (a) neither the Aircraft nor any part thereof will constitute “property used predominantly outside the United States”, “public utility property”, or “tax-exempt use property” within the meaning of Sections 168(g), 168(h) or 168(i)(10) of the Code; (b) the recovery period of the Aircraft for federal income tax purposes is five years; and (c) neither Lessee nor any member of any group of corporations, limited liability companies, partnerships, or other organizations with which Lessee files affiliated, consolidated, combined or unitary tax returns or any other Lessee Party will file any tax return or other document which is inconsistent with the treatment of Lessor as the owner of the Aircraft for income tax purposes or any of the Lessor’s Assumptions referred to in clauses (a) through (k) of Section 1 above (including the Assumed Tax Benefits).

3.	Indemnity for Lessee’s Acts or Omissions.

(a)            Indemnity. Upon the occurrence of any Tax Loss (as defined below), Lessee shall pay to Lessor at Lessor’s option either: (i) a lump sum amount that, after reduction by the net amount of all federal, state and local taxes required to be paid by Lessor with respect to the receipt of such amount, equals, on an after-tax and net present value basis, the aggregate additional federal, state and local income taxes payable by Lessor as a result of such Tax Loss, plus any interest, fines, additions to tax or penalties relating to or in connection with such Tax Loss, which amount shall be payable within thirty days after written notice from Lessor to Lessee that a Tax Loss has occurred, or (ii) additional Rent on each date that Basic Rent is due, beginning on the date specified in written notice from Lessor to Lessee that a Tax Loss has occurred, in such amounts as are necessary, on an after-tax basis, in each such case, to maintain Lessor’s after-tax economic yield and overall net after-tax cash flow for the entire Term at the same level that would have been available if such Tax Loss had not occurred, plus any interest, fees, penalties or additions to tax that may be imposed in connection with such Tax Loss. In the event of any Tax Loss, the Casualty Value shall be adjusted appropriately by Lessor to reflect such Tax Loss. Any amount payable by Lessee with respect to a Tax Loss shall be calculated based on the assumptions set forth in Section 1 above (including the Assumed Tax Rate).

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(Aircraft Lease MSN 42000209)

(b)            Tax Loss. For the purposes of this indemnity, any of the following events shall constitute a “Tax Loss”: (i) if as the result of any act or failure to act of Lessee or any Lessee Party or the breach of any of Lessee’s representations, warranties, or covenants set forth in this Tax Rider or any other Lease Document or otherwise, or any bankruptcy of Lessee or any Default or any Event of Default, Lessor shall lose, or shall not have the right to claim, or shall suffer a disallowance or recapture with respect to, or shall receive a lower than anticipated economic benefit from, all or any portion of the Assumed Tax Benefits (including in respect of Bonus Depreciation); (ii) for federal, foreign, state or local income tax purposes, as a result of any act or failure to act of Lessee or any Lessee Party or the breach of any of Lessee’s representations, warranties, or covenants set forth in this Tax Rider or any other Lease Document or otherwise, or any bankruptcy of Lessee or any Default or any Event of Default, any item of income, gain, loss or deduction with respect to the Aircraft or any part thereto is treated as derived from, or allocable to, sources outside the United States, and as a result Lessor’s allowable foreign tax credit for federal income tax purposes for any year is less than the credit to which Lessor would have been entitled if all such income, gain, loss and deduction had been from U.S. sources; (iii) during the Term there shall be included in Lessor’s gross income for federal, state or local income tax purposes any amount on account of any addition, alteration or other modification or improvement to or in respect of the Aircraft or any part thereof made or paid for by Lessee or any Lessee Party or any substitution or exchange of the Aircraft or any part thereof; or (iv) if for any reason whatsoever (whether as a result of a breach of Lessee’s representations, warranties or covenants, or acts or omissions, or otherwise) Lessor shall lose, shall not have the right to claim, or shall suffer a disallowance or recapture or shall receive a lower than anticipated economic benefit from the Bonus Depreciation.

4.            Beneficiaries of the Indemnity. Lessor shall be an express third party beneficiary of the representations, warranties, indemnifications and agreements by Lessee in this Tax Rider and shall have the right to enforce the same against Lessee. For purposes of this Tax Rider:

(a)            “Lessor” includes Lessor, its Affiliates, its successors in interest, each assignee and each of their respective successors in interest and assigns, any Consolidated Group (hereinafter defined) of which Lessor or any such assignee or any of their respective successors in interest or assigns is, or may become a member, and each member of such Consolidated Group; and

(b)            “Consolidated Group” means an affiliated group (within the meaning of Section 1504 of the Code) that files consolidated returns for federal income tax purposes and any group filing combined, unitary or consolidated returns pursuant to the rules of any state taxing authority.

5.            Notices and Payment. Lessor shall provide Lessee with notice of any Tax Loss (including a reasonable description of the Tax Loss and the calculation of the amount due in respect of the same) for which Lessee is responsible pursuant to this Tax Rider, provided that the failure to give such notice shall not relieve Lessee of responsibility under this Tax Rider and upon such notice to Lessee, the amount due in respect of such Tax Loss shall become immediately due to Lessor.

6.            Survival. The indemnification obligations of Lessee under this Tax Rider shall survive the expiration, cancellation or termination of the Lease.

[Signatures on Next Page]

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IN WITNESS WHEREOF, the parties hereto have each caused this Tax Rider to be duly executed by their respective officers, thereunto duly authorized as of the date first written above.

WESTERN ALLIANCE EQUIPMENT FINANCE, LLC

By:	/s/ Brian Scott

Name: Brian Scott
Title: President

GALILEE II SPV LLC

By:	/s/ George Murnane

Name: George Murnane
Title: President

[EXECUTION PAGE OF SPECIAL TAX INDEMNITY RIDER]

(Aircraft Lease MSN 42000209)

CLOSING TERMS ADDENDUM (“Closing Terms Addendum”) to Aircraft Lease (MSN 42000209) dated as of April 4, 2022 (the “Lease”), between WESTERN ALLIANCE EQUIPMENT FINANCE, LLC, an Arizona limited liability company, as lessor (“Lessor”), and GALILEE II SPV LLC, as lessee (“Lessee”).

All capitalized terms and certain other terms not defined in this Closing Terms Addendum are defined in the Lease. Execution of the Lease by Lessee and Lessor shall be deemed to constitute execution and acceptance of the terms and conditions of this Closing Terms Addendum, and it shall supplement and be a part of the Lease.

1.            Closing Deliverables. Prior to disbursing the funds pursuant to the pay proceeds letter (referenced below) to effect Lessor’s purchase and lease of the Aircraft to Lessee pursuant to the Lease and, (if required by Lessor) at least three (3) full Business Days prior to the Acceptance Date, Lessor shall have received all of the following, in form and substance satisfactory to Lessor (the “Closing Deliverables”):

(a)            the Lease (including the “chattel paper” original of the Lease, including the Lease Supplement) dated as of the date hereof, together with any other applicable Lease Documents, each duly executed by each of the applicable Transaction Parties;

(b)            (i) the Purchase Agreement, duly executed by Lessee and the Supplier, and the related assignment agreement duly executed among Lessee, the Supplier and Lessor pursuant to which (among other things) Lessee is assigning to Lessor the right to purchase the Aircraft from the Supplier, together with all related warranties and other rights as purchaser thereunder; (ii) copies of the warranty bill of sale and FAA Bill of Sale (AC Form 8050-2) (the “FAA Bill of Sale”) conveying title to the Aircraft from the Supplier to Lessor, and such other documents relating to the purchase or conveyance of title as Lessor may request; (iii) a copy of the invoice relating to Lessor’s purchase of the Aircraft from the Supplier in the amount of the Lessor’s Cost; and (iv) a pay proceeds letter, executed by Lessee, directing Lessor to make disbursements of the purchase price consistent with the invoice and in no event exceeding, in the aggregate, the Lessor’s Cost (including, if applicable, in accordance with any pre-funding agreements), as and to the extent so agreed by Lessor, in its discretion (the “pay proceeds letter”);

(c)            certificates of good standing for each of the Lessee Parties from their respective states of organization and chief executive offices and principal places of business;

(d)            a certificate for each of the Lessee Parties executed by its secretary or other authorized representative certifying: (i) that the execution, delivery and performance of the Lease and the other Transaction Documents and participation in the transactions contemplated thereby have been duly authorized; (ii) the name(s) of the person(s) authorized to execute and deliver such documents on behalf of such Lessee Party together with specimen signature(s) of such Person(s); and (iii) as to the completeness and accuracy of such Lessee Party’s Organizational Documents, as applicable, attached to the certificate;

(e)            evidence as to the Required Coverages, including, but not limited to, a certificate of insurance, copies of endorsements (including a Lessor endorsement), and, if requested by Lessor, copies of applicable policies and written confirmation from the insurance underwriter or broker that the insurance coverage provided is in compliance with the requirements of Section 7 of the Lease and any other applicable provisions of the Lease Documents;

(f)            a copy of the FAA Standard Airworthiness Certificate (AC Form 8100-2) for the Aircraft; and, if required by Lessor, an inspection report and appraisal satisfactory to Lessor with respect to the Aircraft prepared by inspector(s) or appraiser(s) acceptable to Lessor;

(g)            (i) FAA and UCC search reports and search certificate from the International Registry, and if the Aircraft or any of the Collateral is not free and clear of Liens, copies of any required subordinations, releases or terminations of any other prior Liens, and evidence of such other actions having been taken as may then be required to cause (A) Lessor to have good and marketable title to the Aircraft, and Lessee to have good and marketable title to all Collateral, in each case, free and clear of Liens, except Permitted Liens and (B) the Lessor’s Interest therein to be validly created and perfected, and have first priority over any other Liens (other than Lessor’s Liens) pursuant to all Applicable Laws; and (ii) if required by Lessor, title insurance, from an issuer and having such terms, and evidenced by copies of policies or such other assurances as may be required by Lessor;

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(Aircraft Lease MSN 42000209)

(h)            regarding the International Registry, evidence that each of Lessee and all pertinent Persons (i) are transacting user entities (and identifying the name of their respective administrators), (ii) have designated Aviation Counsel as their professional user entity, and (iii) have taken all other actions which may then be necessary (including, by providing all necessary authority to its administrator) so that all of the Registerable Interests, including any discharges and subordinations, required by the Lease or the other Lease Documents can be registered with the International Registry in favor of Lessor;

(i)            if applicable, a Declaration of International Operations if the Aircraft is scheduled to make an international flight, including over international waters, within thirty (30) days after the Acceptance Date (the “Declaration”);

(j)            (i) a copy of Lessee’s Engine Maintenance Program for the Engines, if available as of the Closing Date, or (ii) if a copy of the Engine Maintenance Program cannot be obtained prior to the Closing Date, (A) written confirmation from the Manufacturer, reasonably acceptable to Lessor, that the Lessee’s Engine Maintenance Program is in effect as of the Closing Date and (B) upon Lessee’s receipt, a copy of such Engine Maintenance Program;

(k)            (i) a copy of each duly executed Permitted Third Party Agreement (including, if any of the same constitutes a lease, the only chattel paper original thereof) and the related Operating Consent; and (ii) if the Aircraft is to be chartered pursuant thereto, a copy of the manager’s or other charter operator’s Part 135 Certificate; and

(l)            (i) if requested by Lessor, an opinion of Counsel for each Lessee Party addressed to Lessor as to such matters incident to the transactions contemplated in the Lease as Lessor may reasonably require; and (ii) such other documents, filings, certificates, opinions, assurances and evidence of such other matters, as Lessor, Lessor’s counsel or Aviation Counsel, may reasonably request.

2.            Aviation Counsel’s Escrow. Prior disbursing the funds pursuant to the pay proceeds letter and, (if required by Lessor) at least one (1) full Business Day prior to the Acceptance Date, Lessor shall have received confirmation from Aviation Counsel and from any other Person holding any Closing Deliverables in escrow (each, an “Escrow Holder”), that it is holding in its escrow all of the following (the “Aviation Documents”), if applicable, in proper form for filing with the FAA and otherwise having a form and substance satisfactory to Aviation Counsel: (a) the executed FAA Bill of Sale and a copy of the executed FAA Aircraft Registration Application (AC Form 8050- 1) (the “Registration Application”) for the Aircraft (except for the pink copy, which shall be available to be placed on the Aircraft upon acceptance thereof), each in Lessor’s name; (b) FAA Entry Point Filing Forms (AC Form 8050- 135) pertaining to each of the required Registerable Interests, (as determined by Aviation Counsel, and specified therein, the “Required Registrations”); (c) if required, executed releases and any subordinations of any Liens on the Aircraft, and all consents and other directives necessary to register any of the same; (d) such other documents, instructions and consents as are necessary, in the opinion of Lessor’s counsel or Aviation Counsel; and (e) an executed original counterpart of the Lease (including the Lease Supplement and related Schedules, but not the “chattel paper” original thereof) and (if requested by Lessor) any Permitted Third Party Agreement constituting a lease, together with any related Operating Consent.

3.            Other Closing Assurances. On the Acceptance Date, Lessor shall have received:

(a)            immediately prior to disbursing the funds pursuant to the pay proceeds letter, (i) assurances from Aviation Counsel that upon making the filings and Required Registrations contemplated herein, (A) good title to the Airframe and the Engines is vested in Lessor, (B) the Airframe, the Engines, and any Collateral, will be free and clear of all Liens of record with the FAA and the International Registry (other than Permitted Liens), and (C) Lessor’s Interest in and against the Airframe, the Engines and any Collateral will be perfected and have first priority; and (ii) confirmation from (A) Lessee and each such other party to any Closing Deliverables that immediately upon the disbursement of the funds being advanced or remitted in connection with Lessor’s purchase and lease of the Aircraft in accordance with the pay proceeds letter between Lessor and Lessee, then automatically and without further action, (1) each Escrow Holder is deemed authorized to complete each of the Closing Deliverables, (2) all of the Closing Deliverables shall be deemed released from escrow and (3) all of the Aviation Documents shall be filed and all Required Registrations shall be made, as contemplated in the Lease and in the order required by Lessor; and (B) Aviation Counsel, that the professional user entity for Lessee, and each such other party required to initiate or consent to all of Required Registrations have so initiated or consented to the same; and

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(Aircraft Lease MSN 42000209)

(b)            promptly after Lessor has disbursed the funds pursuant to the pay proceeds letter, (i) confirmation by Aviation Counsel that the filing of the Lease, and each of the other documents referenced in Section 2 above has been made (and the filing information is reported to Lessor telephonically or electronically); and (ii) a priority search certificate from the International Registry addressed to Lessor evidencing that all of the Required Registrations have been duly registered and are searchable.

4.            All Other Conditions Satisfied. On the Acceptance Date, and prior to disbursing the funds pursuant to the pay proceeds letter, (a) the representations and warranties contained in the Lease and the other Transaction Documents shall be true and correct in all respects on and as of the date of such disbursement; and (b) any and all of the other conditions to Lessor’s purchasing and leasing the Aircraft to Lessee pursuant to the Lease have been satisfied. As and when required thereby, Lessee shall have caused the Supplier of the Aircraft to have complied with all Applicable Laws pertaining to the consummation of the sale of the Aircraft to Lessor, consistent with the title, registration and Lien status as contemplated herein. Lessee acknowledges and agrees that Lessor’s disbursement of any part or all of the purchase price or any other amounts disbursed pursuant to the pay proceeds letter or the taking of any other actions by Lessor in furtherance of consummating the transactions contemplated in connection with the Lease, shall not prejudice any of Lessor’s rights or remedies with respect to any conditions thereto which are not fully and indefeasibly satisfied as and when required in this Closing Terms Addendum; and Lessor hereby reserves all of its respective rights and remedies with respect thereto, unless and to the extent expressly waived in writing by Lessor’s authorized officer.

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(Aircraft Lease MSN 42000209)

OPTION ADDENDUM (“Option Addendum”) to Aircraft Lease (MSN 42000209) dated as of April 4, 2022 (the “Lease”), between WESTERN ALLIANCE EQUIPMENT FINANCE, LLC, an Arizona limited liability company, as lessor (“Lessor”), and GALILEE II SPV LLC, a Delaware limited liability company, as lessee (“Lessee”).

All capitalized terms not defined in this Option Addendum are defined in the Lease. Execution of the Lease by Lessee and Lessor shall be deemed to constitute execution and acceptance of the terms and conditions of this Option Addendum, and it shall supplement and be a part of the Lease.

1.	Purchase Options.

(a)            Early Purchase Option. So long as no Event of Default shall then exist, Lessee may, upon providing notice to Lessor in accordance with Section 4 below, purchase the Aircraft for an amount, payable in immediately available funds, equal to the sum of (i) the Fair Market Sales Value of the Aircraft as of the date of Lessee’s purchase pursuant to this Section 1(a), determined in accordance with Section 3 hereof, provided that in no event shall the Fair Market Sales Value of the Aircraft exceed the Casualty Value of the Aircraft as of the date of Lessee’s purchase pursuant to this Section 1(a), plus (ii) any applicable Impositions resulting from such sale, plus (iii) any Basic Rent due and payable on or before the purchase date and all other accrued and unpaid Rent.

(b)            End of Term Purchase Option. So long as no Event of Default shall then exist, and Lessee shall not have elected to purchase the aircraft pursuant to subsection (a) above or to return the Aircraft pursuant to the Return Addendum, Lessee may, upon providing notice to Lessor in accordance with Section 4 below, purchase the Aircraft on the Expiration Date for an amount, payable in immediately available funds, equal to the Fair Market Sales Value of the Aircraft as of the end of the Basic Term, determined in accordance with Section 3 hereof, plus any applicable Impositions resulting from such sale, together with any Basic Rent due and payable on or before the Expiration Date and all other accrued and unpaid Rent. In no event shall the Fair Market Sales Value of the Aircraft exceed $2,920,500 for the purpose of this Section 1.

2.	Determination of Fair Market Sales Values.

(a)            If Lessee has elected the options specified in Section 1(a) above, then as soon as practicable thereafter, Lessor and Lessee shall consult for the purpose of determining the Fair Market Sales Value of the Aircraft as of the end of the Basic Term, and any values agreed upon in writing between Lessor and Lessee shall be binding on both parties. If Lessor and Lessee fail to agree upon any such value prior to sixty (60) days before the purchase date, Lessor shall then appoint an independent certified appraiser (reasonably acceptable to Lessee) to determine the applicable value, and such determination by the independent appraiser shall be made within thirty (30) days after such appointment and shall be binding on Lessor and Lessee. The independent appraiser shall make any such determination utilizing the definition of Fair Market Sales Value, including all assumptions. Lessee agrees to pay the costs and expenses of any such determination and appraisal.

(b)            If Lessee has elected the options specified in Section 1(b) above, then as soon as practicable thereafter, Lessor and Lessee shall consult for the purpose of determining the Fair Market Sales Value of the Aircraft as of the end of the Basic Term, and any values agreed upon in writing between Lessor and Lessee shall be binding on both parties. If Lessor and Lessee fail to agree upon any such value prior to one hundred fifty (150) days before the Expiration Date, Lessor shall then appoint an independent certified appraiser (reasonably acceptable to Lessee) to determine the applicable value, and such determination by the independent appraiser shall be made within thirty (30) days after such appointment and shall be binding on Lessor and Lessee. The independent appraiser shall make any such determination utilizing the definition of Fair Market Sales Value, including all assumptions. Lessee agrees to pay the costs and expenses of any such determination and appraisal.

3.	Time to Exercise Option.

(a)            Early Purchase Option Election Notice. Prior to April 4, 2026, Lessee may provide Lessor with written notice pursuant to which Lessee will indicate its irrevocable election to purchase the Aircraft pursuant to Section 1(a) above (an “Early Purchase Election Notice”). The Early Purchase Election Notice shall specify the date of the purchase of the Aircraft, which date shall be a rental payment date and shall be not less than 90 days and not more than 180 days from the date of the Early Purchase Election Notice.

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(Aircraft Lease MSN 42000181)

(b)            End of Term Purchase Option Election Notice. Prior to the Expiration Date, Lessee shall provide Lessor with written notice pursuant to which Lessee will indicate its irrevocable election to either purchase the Aircraft pursuant to Section 1(b) above or return the Aircraft pursuant to the Return Addendum (an “End of Term Election Notice”)

(c)            Deemed Waiver. Notwithstanding the provisions of Section 1(b) above, Lessee shall be deemed to have waived the purchase option set forth in Section 1(b) above unless Lessee provides Lessor with an End of Term Election Notice on or before the two hundred seventieth (270th) day prior to the Expiration Date; except that Lessee shall be deemed to have irrevocably elected to return the Aircraft pursuant to Section 1 above if Lessee’s End of Term Election Notice asserted its election to so return the Aircraft or if Lessee fails to provide Lessor with written notice of Lessee’s irrevocable election to purchase the Aircraft by the one hundred eightieth (180th) day prior to the Expiration Date.

(d)            Return Election. If Lessee elects to return the Aircraft, either by notifying Lessor of such election by delivering its End of Term Election Notice on a timely basis, or by failing to timely deliver an End of Term Election Notice in accordance with the applicable provisions of this Section 4, Lessee shall return the Aircraft as and when required by the Return Addendum.

5.            Bill of Sale. In the event Lessee exercises its option under Section 1 above, upon Lessee’s payment of the amounts required thereunder, and upon Lessee’s written request, Lessor shall deliver to Lessee a FAA AC 8050-2 Bill of Sale and a warranty bill of sale, in form and substance mutually acceptable to Lessee and to Lessor, transferring to Lessee all right, title and interest, if any, of Lessor in and to the Aircraft on an “AS IS” “WHERE IS” basis (except as to the absence of Lessor’s Liens), and, at Lessee’s reasonable cost, Lessor shall release its international interests in the Airframe and Engines and consent to the registration with the International Registry of the contract of sale to Lessee.

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(Aircraft Lease MSN 42000181)

RETURN ADDENDUM (“Return Addendum”) to Aircraft Lease (MSN 42000209) dated as of April 4, 2022 (the “Lease”), between WESTERN ALLIANCE EQUIPMENT FINANCE, LLC, an Arizona limited liability company, as lessor (“Lessor”), and GALILEE II SPV LLC, a Delaware limited liability company, as lessee (“Lessee”).

All capitalized terms not defined in this Return Addendum are defined in the Lease. Execution of the Lease by Lessee and Lessor shall be deemed to constitute execution and acceptance of the terms and conditions of this Return Addendum, and it shall supplement and be a part of the Lease.

1.            Lessee’s Obligation to Return. Unless purchased by Lessee, upon the expiration, cancellation, or other termination of the Lease, Lessee shall at its sole expense return the Aircraft to Lessor in accordance with, and otherwise pay, perform and comply with, all of the provisions of this Return Addendum, in each case as and when required hereby.

(a)            Aircraft Condition (Generally). Upon redelivery pursuant hereto, the Aircraft shall, (i) be fully equipped, with all Parts and both Engines installed on the Airframe (whether such Engines were delivered with the Airframe on the Acceptance Date, or constitute Permitted Replacements substituted in accordance with Section 6.3 of the Lease); (ii) be registered in Lessor’s name at the FAA, and free and clear of all Liens (other than any Lessor’s Liens); (iii) have the same configuration, coloring and (ordinary wear and tear excepted) appearance, and at least the same utility, in each such case, as when delivered to Lessee on the Acceptance Date (or, solely at Lessor’s option, Lessee shall pay to Lessor an amount equal to the actual cost of such restoration); (iv) be in good operating and physical condition, with all systems operating normally, and having (at least) the condition and repair required by, and otherwise in full compliance with Sections 5.3 and 5.4 of the Lease; (v) in accordance with the requirements set forth on Schedule RA-1 attached hereto; and (vi) without limiting the foregoing, (A) have no open airworthiness directives, and any of the same requiring terminating action within six (6) months after the date of return having been strictly complied with by Lessee’s having taken such terminating action, (B) be airworthy and in compliance with all other Applicable Standards, and (C) have a currently effective FAA airworthiness certificate.

(b)            Damage History and Excess Use Compensation. Upon the return of the Aircraft pursuant hereto, Lessee shall have its authorized officer certify to Lessor as to either (as applicable) the absence of, or existence and extent of, any Value Impairment. If any Value Impairment is so existing, Lessee shall consult with Lessor for the purpose of determining any related Diminution Amount and Excess Use Amount, and if the parties fail to mutually determine the existence or extent of such amount within ten (10) days after the Aircraft is returned, Lessor may appoint an independent appraiser to determine the same, and Lessee shall pay all related fees and expenses of such appraiser as and when invoiced. Any such mutual determination or appraiser’s determination, as the case may be, shall be binding on both parties; and any such amount or amounts as and to the extent so determined shall be paid by Lessee to Lessor in full within ten (10) days of Lessor’s written demand. Notwithstanding the foregoing, in the event that there is any Value Impairment resulting from Excess Hours and such Excess Hours are less than twenty percent (20%) of the product of (i) the Estimated Annual Hours, times (ii) the number of twelve (12) month periods and any portion thereof, from the Acceptance Date to such expiration, termination or cancellation date, the Excess Use Amount payable by Lessee to Lessor shall be set forth on Schedule 2-A to the Lease Supplement.

(c)            Mid-Life Condition. Upon return (i) the Airframe shall have remaining not less than (aa) fifty percent (50%) of the available operating hours allowed between major airframe inspections; and (bb) fifty percent (50%) of the number of available operating months allowed between major airframe inspections until the next scheduled major airframe inspection and (ii) all life limited parts and components shall have remaining not less than fifty percent (50%) of the available hours, cycles and/or months, as the case may be, until the next scheduled replacement. In addition to the requirements set forth in clauses (i) and (ii) above, all inspections and scheduled maintenance required to be performed on the Airframe and Engines and all life limited parts and components within one hundred twenty (120) days of the date of return and/or one hundred (100) hours of additional operation shall have been performed by Lessee.

(d)            Airframe. If the Airframe does not comply with Section 1(c)(i) above, Lessee shall pay to Lessor an amount equal to the sum of the product of the current estimated cost of the next scheduled major airframe inspection (including in such estimated cost, all required replacement of life limited parts) multiplied by the fraction wherein the numerator shall be the greater of (i) zero, and (ii) the difference between (x) the actual number of respective operating hours or months of operation since previous major airframe inspection, and (y) 50% of the respective total operating hours or months of operation allowable between scheduled major airframe and pressure vessel inspections, and the denominator shall be the respective total operating hours or months of operation between scheduled major airframe inspections.

(Aircraft Lease MSN 42000181)

(e)            Maintenance Contracts. Lessee hereby agrees that upon return to Lessor, (i) Lessee shall (A) cause both of the Engines to be enrolled in the Engine Maintenance Program, (B) have paid to the program provider, in full and immediately available funds, all amounts payable with respect to such program on or before the date of return, and (C) cause the Engines to be fully enrolled in the Engine Maintenance Program in favor of Lessor or its designee, by effectively transferring to Lessor or its designee, as applicable, all of Lessee’s rights and interests thereunder; and (ii) if Lessee fails to fully and timely comply with the requirements of sub-clause (i) with respect to either or both of the Engines, Lessee shall (A) at its sole cost and expense, cause such Engine or Engines to be re-enrolled in the Engine Maintenance Program; (B) comply with the requirements of sub-subclauses (i)(B) and (i)(C) with respect to such re- enrolled Engine, or Engines, as the case may be; and (C) pay all amounts necessary to cause the same to be so re- enrolled in such program. Lessee shall also immediately upon request, assign to Lessor its rights under any manufacturer’s maintenance service contract or extended warranty for the Aircraft, any Engine or Part.

(f)            Parts and Components. If any life limited part or component does not comply with Section 1(c)(ii) above, Lessee shall pay to Lessor with respect to each part or component for which said requirement is not met the dollar amount obtained by multiplying (i) the ratio that the life expended in excess of fifty percent (50%) of the available hours, cycles and/or months, as the case may be, until the next scheduled replacement bears to the total allowable life (measured in hours, cycles and/or months, as the case may be) for such part or component by (ii) Lessor’s cost of replacement of such part or component. Lessor’s cost of replacement of a part or component shall include Lessor’s then current cost of purchasing the part or component itself and all of Lessor’s then current costs associated with the replacement.

(g)            Inspection Overhaul Charges. All restoration costs and prorated inspection and/or overhaul charges, if any, shall be due upon presentation to Lessee of an invoice setting forth in reasonable detail the calculation of such amounts due, including the names of all sources used for the required cost estimates. Unless both Lessor and Lessee agree to an alternative source, or as provided herein, the Manufacturers of the Airframe and Engines, as applicable shall be used as the sources for all cost estimates.

(h)            Fuel. Upon return, each fuel tank shall contain no less than fifty percent (50%) of its full capacity, or in the case of differences in such quantity, an appropriate adjustment will be made at the then current market price of fuel.

(i)           Records. Lessee shall deliver all Records to Lessor, including:

(i)            Originals of all of the following: (A) all records of maintenance, preventative maintenance, alterations and major repairs, (B) all Airframe and Engine logbooks endorsed for current total time and cycles for the airframe, total time and cycles for each Engine and an entry for total time and cycles since overhaul and hot section inspection for each Engine; and the Airframe logbook must include all appropriate endorsements (i.e., maintenance releases) verifying that the avionics have been periodically tested and inspected in accordance with all applicable provisions of the FARs and the applicable maintenance program, (C) a current written summary certified by a FAA- licensed mechanic listing the status of all applicable airworthiness directive and service bulletins for the Airframe, Engines, Parts and appliances, and (D) a written summary certified by a FAA-licensed mechanic of the current status of life limited and/or overhauled components for the Airframe, Engines (in accordance with the Manufacturer’s recommended intervals), Engine accessories, Parts and appliances as defined in the most current revision(s) of all Manufacturers’ maintenance publications applicable to the Aircraft. Notwithstanding the foregoing, in the event that the Lessee has enrolled the Aircraft in a computerized maintenance program (as described in the last paragraph of this subsection (j)), Lessee shall be deemed to have complied with (C) and (D) above so long as Lessee causes Lessor to have full authorized access to such computerized maintenance program pursuant to Section 10.4 of the Lease, and the information which would have been provided pursuant to clauses (C) and (D) is provided in all material respects by such access.

(Aircraft Lease MSN 42000181)

(ii)            The following documentation and data for each component having an overhaul or inspection requirement of life limit, which components are identified in pertinent sections of the maintenance program applicable to the Aircraft as follows: (A) an airworthiness release certificate or maintenance release tag, (B) the Supplier work order or copy thereof verifying the details of each component overhaul, and (C) an appropriate record certifying the date and expended time status of the component when installed (i.e., copy of log or inspection squawk card), all of which must be properly organized and provided on board the Aircraft at the time it is returned to Lessor.

(iii)            To the extent not covered above, Lessee will also deliver to Lessor all work cards, computerized maintenance history, component serviceability tags, STCs, 337s, maintenance manuals, and structural repair manuals.

All manuals or other documents delivered to Lessor that are subject to periodic revision will be fully up-to- date and current to the latest revision standard of any particular manual or document. If the Aircraft is on a computerized maintenance program, such program will be up-to-date in accordance with the Manufacturer’s recommended maintenance schedule and fully assignable to Lessor at redelivery. Lessee will provide all of the Records to Lessor upon return of the Aircraft to Lessor, regardless of whether Lessee has conducted its periodic inspections of the Aircraft pursuant to pertinent sections of the Maintenance Program or in accordance with an inspection program approved by the FAA. All Records shall be in English. In the event any Records are missing or incomplete or otherwise do not comply with the provisions hereof, Lessor shall have the right to cause any such Records to be reconstructed at Lessee’s expense.

2.            Return Location; Storage. Upon the expiration, cancellation or other termination of the Lease, Lessee will as and when requested by Lessor either (i) return the Aircraft to Lessor at a specified location within the continental U.S., or (ii) permit Lessor to store the Aircraft at the a location reasonably acceptable to Lessor for up to thirty (30) days. During such storage period Lessee will, at its own expense, keep the Aircraft properly hangared and will permit Lessor or any Person designated by Lessor, including the authorized representatives of any prospective purchaser, lessee or user of the Aircraft to inspect the same. Lessee shall bear the risk of loss and shall pay any and all expenses connected with insuring and maintaining the Aircraft during such storage period. Notwithstanding the foregoing, upon the cancellation or termination of the Lease in connection with an Event of Default, the storage period provided for in this paragraph and the obligation to hangar and insure the Aircraft shall be unlimited.

3.            Inspections. Not more than forty-five (45) days prior to the expiration of the Lease, upon the written request of Lessor, Lessee shall certify to Lessor that the Aircraft is in the condition required by this Return Addendum, or indicate what maintenance or repair is needed to bring the Aircraft to the specified condition. Without limiting the provisions of Section 10.4 of the Lease, Lessor shall have the right, but not the duty, to inspect the Aircraft, any component thereof and/or the Records, at any reasonable time and from time to time, wherever located, upon reasonable prior written notice to Lessee except that no advance notice shall be necessary prior to any inspection conducted, and such inspection may be conducted at any time, after the occurrence of a Default or an Event of Default. Upon request of Lessor, Lessee shall promptly confirm to Lessor the location of the Aircraft and/or the Records. Lessee shall be responsible for the cost of such inspection and shall pay Lessor such amount as additional Rent within ten (10) days of demand. If the results of such inspection indicate that the Aircraft, any Engine or any Part, has not been maintained or returned in accordance with the provisions of the Lease, in addition to all other Rent due under the Lease, Lessee shall pay to Lessor within ten (10) days of demand, as liquidated damages, the estimated cost of servicing or repairing any such non-complying item so as to cause it to be in compliance therewith. Such amount shall be determined by Lessor by obtaining two quotes for such service or repair work and taking their average. Lessee shall bear the cost, if any, incurred by Lessor in obtaining such quotes.

4.            Holdover Rent. If Lessee fails to return the Aircraft (including the Records) at the time, place and in the condition specified in this Return Addendum, (A) all of Lessee’s obligations under the Lease shall continue until it is so returned to Lessor, and (B) as liquidated damages, and not as a penalty, and, in addition to all other Rent due under the Lease, Lessee shall pay to Lessor an amount equal to the greater of the fair market rent value (which for the purposes of this Section shall be as determined by Lessor) or the Daily Rent for each day after the end of the Term to, but excluding the day the Aircraft is actually returned in accordance with this Return Addendum; provided, however, that the obligation to pay, or the payment of, any such holdover or additional rent shall neither extend the time to return, nor constitute a waiver of any Default or Event of Default arising by reason of such failure to return. Such amount shall be payable upon the earlier of Lessor’s demand or the return of the Aircraft in accordance with the Lease.

(Aircraft Lease MSN 42000181)

5.            Miscellaneous. Lessee agrees to execute, if requested by Lessor, a lease termination statement. All of the amounts payable under this Return Addendum shall constitute Supplemental Rent. The provisions of this Return Addendum shall survive the expiration, cancellation or other termination of the Lease and the return of the Aircraft to Lessor for any reason whatsoever. Without limiting any other terms or conditions of the Lease, the provisions of this Return Addendum are of the essence of the Lease, and upon application to any court of equity having jurisdiction, Lessor shall be entitled to a decree against Lessee requiring specific performance of the covenants of Lessee set forth herein.

(Aircraft Lease MSN 42000181)

SCHEDULE RA-1

Airframe Maintenance Requirements

Airframe must be current with Flight Ready, at the “P3” level, with all amounts fully paid that are due and payable on or before the date of return (the “Return Date”) (or accrued and prorated to the Return Date, if any amount due and payable after the Return Date is attributable to a period prior to the Return Date). Such plan shall be transferable to Lessor or its designee at closing on the Return Date without additional cost to Lessor.

Interior and Exterior wear must be at least to standard set forth in Expected Interior Wear/Tear and Expected Exterior Paint sections as outlined below.

Expected Interior Wear/Tear

The Interior carpet, seat covers, head Liner, plastics, etc. will wear based on aircraft utilization, and reasonable wear is expected. The scale below defines the corresponding expected percentage at the end of each year of use:

Year	Expected Interior Rating at lease return
New	100%
End of Year 1	>70% or Greater
End of Year 2	>60% or Greater
End of Year 3	>50% or Greater
End of Year 4	>40% or Greater
End of Year 5	>30% or Greater

(Aircraft Lease MSN 42000181)

100% Perfect. As good as new (in and out) w/o refurbishment. Perfect logs / history. Maintained exclusively by one world-class shop or factory since new. For cabin-class airplanes, flown by the same professional crew since new. Always hangared. One U.S. owner since new who spared no expense. Almost no airplane will meet this standard.

90%

80%

70% Nearly Perfect. One or two owners since new who spared no expense. Maintained by one or two world-class shops or factory since new. Flawless logs. Cabin-class airplanes will be flown exclusively by one or two professional crews. Always hangared. Inspection ports and other interior areas are extremely clean and like new. Very few airplanes meet this standard.

60%

50%

40% Excellent. Aircraft has had one to several owners who have spared no expense. All maintenance has been done by well-known shops or service centers. Excellent logs and history.

30%

20% Superior. Aircraft reflects a history, which is superior to others of its type and age.

10%

0%

-10%

-20% Below Average. Compared to others of its type and age, the aircraft does not meet an average standard.

-30%

-40% Fair. Aircraft has had numerous owners. Some obviously elected to defer maintenance. Logbooks are complete, but not as neat and easy to read as they should be. There are few, if any entries from well-known shops. Internal inspection (inside wings and fuselage) reveals that aircraft is not very clean.

-50%

-60% Poor. Aircraft has had a multitude of owners. One or more were outside the U.S. It is difficult to determine if all required items have been done. There are many entries from unknown shops, some are not in English. Aircraft has obviously not been professionally flown or maintained. Some corrosion can easily be found, and some areas will have to be repaired.

-70%

-80% Rough. Aircraft appears rough even as it sits on the ramp. Logs are a mess. History is questionable because of an occasional missing page from an engine and/or airframe logbook. Aircraft is airworthy, but most owners would elect to have some dented or scratched skins or panels replaced.

-90%

-100% Extremely Rough. It is obvious, even to an untrained person, that the airplane will need extensive work. Missing logbook pages are common. Many entries are suspicious because they are incomplete or unreadable. Corrosion is widespread. Numerous dented or cracked areas will have to be replaced.

(Aircraft Lease MSN 42000209)

Expected Exterior Paint

The exterior and airframe will wear based on aircraft utilization, reasonable wear is expected. The scale below defines the corresponding expected percentage at the end of each year of service:

Year	Expected exterior paint Rating at lease return
New	100%
End of Year 1	>70% or Greater
End of Year 2	>60% or Greater
End of Year 3	>50% or Greater
End of Year 4	>40% or Greater
End of Year 5	>30% or Greater

(Aircraft Lease MSN 42000209)

100% Perfect. As good as new (in and out) w/o refurbishment. Perfect logs / history. Maintained exclusively by one world-class shop or factory since new. For cabin-class airplanes, flown by the same professional crew since new. Always hangared. One U.S. owner since new who spared no expense. Almost no airplane will meet this standard.

90%

80%

70% Nearly Perfect. One or two owners since new who spared no expense. Maintained by one or two world-class shops or factory since new. Flawless logs. Cabin-class airplanes will be flown exclusively by one or two professional crews. Always hangared. Inspection ports and other interior areas are extremely clean and like new. Very few airplanes meet this standard.

60%

50%

40% Excellent. Aircraft has had one to several owners who have spared no expense. All maintenance has been done by well-known shops or service centers. Excellent logs and history.

30%

20% Superior. Aircraft reflects a history, which is superior to others of its type and age.

10%

0%

-10%

-20% Below Average. Compared to others of its type and age, the aircraft does not meet an average standard.

-30%

-40% Fair. Aircraft has had numerous owners. Some obviously elected to defer maintenance. Logbooks are complete, but not as neat and easy to read as they should be. There are few, if any entries from well-known shops. Internal inspection (inside wings and fuselage) reveals that aircraft is not very clean.

-50%

-60% Poor. Aircraft has had a multitude of owners. One or more were outside the U.S. It is difficult to determine if all required items have been done. There are many entries from unknown shops, some are not in English. Aircraft has obviously not been professionally flown or maintained. Some corrosion can easily be found, and some areas will have to be repaired.

-70%

-80% Rough. Aircraft appears rough even as it sits on the ramp. Logs are a mess. History is questionable because of an occasional missing page from an engine and/or airframe logbook. Aircraft is airworthy, but most owners would elect to have some dented or scratched skins or panels replaced.

-90%

-100% Extremely Rough. It is obvious, even to an untrained person, that the airplane will need extensive work. Missing logbook pages are common. Many entries are suspicious because they are incomplete or unreadable. Corrosion is widespread. Numerous dented or cracked areas will have to be replaced.

(Aircraft Lease MSN 42000209)

Any interior or paint damage or wear/tear exceeding the expectations set forth above shall be considered non- compliance with the Return Conditions.

Engine Maintenance Requirements

The Aircraft Engines must be currently and continuously since delivery to Lessor under the Purchase Agreement enrolled and maintained in in accordance with a GHAE Engine Maintenance Care (EMC) service plan, at the “EMC2” level, with all amounts fully paid that are due and payable on or before the Return Date (or accrued and prorated to the Return Date, if any amount due and payable after to the Return Date is attributable to a period prior to the Purchase Date, in which case the Guaranty Residual Value shall be reduced by such accrued and prorated amount). Such plan shall be transferable to Honda or its designee without additional cost to Honda. Engines will require borescopic inspection per the technical manual, GHAE - HF120 LMM 72-00-00 Task 72-00-00-200-802. Any findings from this inspection will be rectified to the engine manufacturer standards at Lessor’s expense, to be paid by Lessor in advance or, at Honda’s discretion, the cost of such reconstruction may be deducted from the Guaranty Residual Value payable to Lessor on the Return Date.

The aircraft must be returned with at least 50% of life (cycles, hours or months, whichever is the more life limiting factor, as applicable) remaining on the following:

1.	Hot Section Inspection (HSI)

2.	Overhaul

3.	Life Limited Parts (LLP)

Life Limited Parts (LLP)

Minimum Mature
Life Limit
Engine Component	(Cycles)
Fan Rotor	15,000
LPC Stage 1 Booster Rotor	15,000
LPC Stage 2 Booster Rotor	15,000
LPT Stage 1 Disk	15,000
LPT Stage 2 Disk	15,000
LPT Rotor Support Disk	15,000
HP Compressor Rotor	15,000
HP Turbine Disk	10,000
HPT Blade Retainer Disk	15,000
Thrust Piston	15,000

In addition to the requirements set forth above, all inspections and scheduled maintenance that would be required to be performed on the Airframe and Engines and all life limited parts and components within one hundred twenty (120) days after the Return Date or one hundred (100) hours of additional operation after the Return Date shall have been performed by Lessee.

(Aircraft Lease MSN 42000209)

LEASE SUPPLEMENT

(Acceptance Certificate)

THIS LEASE SUPPLEMENT (this “Lease Supplement”), is being entered into as of April 4, 2022, by GALILEE II SPV LLC, a Delaware limited liability company, as lessee (“Lessee”), pursuant to that certain Aircraft Lease (MSN 42000209) dated as of April 4, 2022, (the “Lease”) by and between WESTERN ALLIANCE EQUIPMENT FINANCE, LLC, an Arizona limited liability company, as lessor (“Lessor”), and Lessee, as lessee.

1.     Lease Supplement. Lessee hereby acknowledges and agrees that, for all purposes of the Lease and the other Lease Documents, this Lease Supplement shall constitute a part of the Lease and be deemed to cause the Aircraft to be leased under and subject to the terms and conditions of the Lease and the other Lease Documents at all times during the Term. All capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Lease.

2.	Lessee’s Acceptance. Lessee hereby acknowledges, agrees, and certifies to Lessor that:

(a)            The Aircraft described in Schedule No. 1 hereto is as of the date hereof (“Acceptance Date”), unconditionally, irrevocably and fully accepted by Lessee for lease under the Lease and the other Lease Documents.

(b)            The representations and warranties of Lessee set forth in the Lease and in any of the other Lease Documents (including all certificates and opinions delivered in connection with the Lease) were true and correct in all material respects when made, and if by their express terms are intended to be made as of the date hereof, remain true and correct in all material respects as of the date hereof, with the same force and effect as if the same had been made on this date; and without limiting the foregoing,

(i)            (A) Lessee has caused Lessor to have good and marketable title to the Aircraft, and Lessee has good and marketable title to all Collateral, in each case, free and clear of Liens, except Permitted Liens; and (B) the Lessor’s Interest therein is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens (other than Lessor’s Liens) pursuant to all Applicable Laws; and

(ii)            the facts, terms, information, description, and costs set forth in the attached Schedules No. 1, No. 2, No. 2-A, and No. 3 are true, complete, accurate, and correct.

3.      Lessee’s Reaffirmation. Lessee hereby further unconditionally and irrevocably reaffirms all of its acknowledgments, grants, waivers, assurances and other agreements in the Lease and the other Lease Documents; and without limiting any of the same, (a) it hereby acknowledges and agrees that it is leasing the Aircraft from Lessor “AS-IS” and “WHERE-IS” and “WITH ALL FAULTS”, and that the Lease is and shall be deemed to be a “finance lease” under UCC Article 2A; and (b) it hereby reaffirms its grants, pledges and assignments to Lessor pursuant to the Lease Documents (including Section 11.3 of the Lease) in, against and with respect to all of the collateral described therein.

[Signature on Next Page]

SUPP-1

(Aircraft Lease MSN 42000209)

IN WITNESS WHEREOF, Lessee has caused this Lease Supplement to be duly executed by its officer thereunto duly authorized.

GALILEE II SPV LLC

By:	/s/ George Murnane
Name: George Murnane
Title: President

This is Counterpart No. 2 of a total of 2 counterparts. Only Counterpart No. 1 shall be considered chattel paper for purposes of the Uniform Commercial Code and a security interest may be perfected only by possession of Counterpart No. 1.

[EXECUTION PAGE OF LEASE SUPPLEMENT]

(Aircraft Lease MSN 42000209)

SCHEDULE NO. 1 TO LEASE SUPPLEMENT

AIRCRAFT DESCRIPTION

This Schedule No. 1 is attached to and a part of the Lease Supplement, dated April 4, 2022, by and between WESTERN ALLIANCE EQUIPMENT FINANCE, LLC, an Arizona limited liability company, as lessor (“Lessor”), and GALILEE II SPV LLC, a Delaware limited liability company, as lessee (“Lessee”), for the purposes contemplated therein.

1.            AIRCRAFT DESCRIPTION: The Aircraft is one (1) Honda Aircraft Company LLC Model HA-420 airframe that consists of the following components:

(a)            Airframe bearing FAA Registration Mark N507HJ (to be changed to N482TK) and manufacturer’s serial number 42000209 (described on the International Registry Manufacturer’s List as HONDA AIRCRAFT COMPANY model HA-420 serial number 42000209); and type certified by the FAA to transport at least eight (8) persons (including crew) or goods in excess of 2750 kilograms.

(b)            two (2) GE Honda Aero Engines model HF120-H1A engines bearing manufacturer’s serial numbers 883531 and 883532 (not described on the International Registry Manufacturer’s List but to be registered by “free text” entry as GE HONDA AERO ENGINES model HF120 serial numbers 883531 and 883532); each having at least 550 horsepower or 1750 lbs. of thrust or its equivalent.

Manufacturer of Airframe:	Honda Aircraft Company LLC

Manufacturer of Engines:	GE Honda Aero Engines

Supplier:	Honda Aircraft Company LLC

(c)            Standard avionics and equipment, all other accessories, additions, modifications and attachments to, and all replacements and substitutions for, any of the foregoing, all as more particularly described below (and if purchased pursuant to the Purchase Documents, are on board the Aircraft and are in proper working condition):

See attached Schedule 1-A

together with all additions, accessions, modifications, improvements, replacements, substitutions, and accessories thereto and therefor, all avionics, onboard equipment, loose equipment, manuals, documentation and technical publications, now owned or hereafter acquired, and all records and logbooks (in written form or as computer data, discs or tapes, whether now existing or hereafter acquired or created, and whether in the possession of Lessee or held on behalf of Lessee by others). None of the same were furnished by Lessee, unless expressly disclosed to Lessor.

LEASE SUPP SCHED. 1-1

(Aircraft Lease MSN 42000209)

SCHEDULE 1-A

Flight Deck Compartment
•	LH/RH Crew Seats
•	LH/RH Control Columns with a Yoke and a Hand-Held Microphone
•	LH/RH Rudder/ Brake Pedals

Instruments, Controls and Equipment
•	Instrument Panel
	o	Electronic Flight Instrument System (EFIS)
	o	LH/RH Primary Flight Displays (PFDs)
	o	Multi-Function Display (MFD)
	o	Pressurization Controls
	o	Oxygen System Controls
	o	LH/RH Air Gaspers
•	LH Knee Bolster Panel
	o	Landing Gear Control Module
	o	Electrical Power Control Panel
	o	ELT Control Panel
•	Glareshield Panel
	o	Automated Flight Control System (AFCS) Control Unit
	o	AFCS Servo Power Panel
	o	Electronic Standby Instrument System
	o	LH/RH Master Alert Controls
	o	LH/RH Barometric Setting Knobs
	o	LH/RH Display Reversion Switches
	o	LH/RH Engine Fire Control Switches
	o	LH/RH Push-to-Talk Switches
	o	Aircraft Radio Call Placard
•	Center Pedestal
	o	LH/RH Touch screen Controllers
	o	LH/RH Engine Thrust Levers with TO/GA (Takeoff / Go Around) Buttons
	o	LH/RH Engine Start Controls
	o	Fuel Controls
	o	Alternate Gear Release Handle
	o	Parking / Emergency Brake Handle
	o	Flap Control Lever
	o	Standby Pitch Trim Controls
	o	Yaw Trim Controls
	o	Roll and Yaw Trim Power Switch
	o	Environmental Controls
	o	Ice Protection Controls
•	LH/RH Yokes
	o	LH/RH AFCS Disconnect Switches
	o	LH/RH Pitch / Roll Trim Controls
	o	LH/RH Push-to-Talk Switches
	o	LH/RH Checklist Controls
	o	LH/RH Transponder IDENT Switches
	o	LH/RH CWS (Control Wheel Steering) Switches
	o	LH/RH AP DISC (Autopilot Disconnection) / ACK (Acknowledge) Switches
	o	LH/RH System Control Switches

LEASE SUPP SCHED. 1A-1

(Aircraft Lease MSN 42000209)

•	Overhead Panel
	o	LH/RH Air Gaspers
	o	LH/RH Assist Handles
	o	LH/RH Map Lights
	o	Overhead Light
	o	LH/RH Speakers
•	LH/RH Cockpit Side Ledges
	o	LH/RH Oxygen Masks
	o	LH/RH Circuit Breaker Panels
	o	LH/RH Footwell Lights
	o	LH/RH Clipboards
	o	LH/RH Chart Storage
	o	LH/RH Headset Storage
•	LH Cockpit Divider/ RH Cabinet
	o	LH/RH Headset Jacks
	o	LH/RH USB Power Outlets
	o	Fire Extinguisher
	o	Rechargeable Flashlight

Other Avionics and Electronics
•	Electronic Flight Instrument System (EFIS)
•	Engine Indicating System (EIS) and Aircraft Systems Indication
•	Air Data System and Attitude Information
•	Radio Communication System
•	Audio System
•	Navigation System
•	Global Positioning System (GPS)
•	Flight Management System (FMS)
•	Takeoff/Landing Distance (TOLD) Management
•	Performance (PERF) Management
•	Transponder
•	Traffic Collision Avoidance System (TCAS I)
•	Terrain Awareness and Warning System (TAWS-B)
•	Weather Radar System
•	Electronic Standby Instrument Emergency Locator Transmitter (ELT)
•	Garmin FliteCharts® and SafeTaxi®
•	Maintenance Diagnostics

Miscellaneous Equipment
•	Forward Baggage Compartment Tie Down/Netting
•	Aft Cargo Compartment Tie Down/Netting
•	Qty 2 Bose A20 Aviation Headsets
•	Qty 1 Rechargeable Crew Flashlight w/base
•	Qty 1 Handheld Fire Extinguisher (Cockpit)
•	Qty 1 Gust Lock Kit
•	Qty 1 Emergency Exit Door (EED) Internal Lock (HJ1G5220-221-001)
•	Qty 1 External Gust Lock (AC2) (if supplied at time of delivery)
•	Qty 7 Life Jackets
•	Qty 1 Cleaning Kit
•	Qty 1 Fuel Sump Jar
•	Qty 1 Lavatory
•	Drain/Service Adapter Kit
•	Qty 1 Jack Pad Set ( 1 Nose Adapter/w Bolts & 2 Main Adapters)
•	Qty 1 Engine Inlet / Exhaust Cover Set (L & R Engines) (WP41511)
•	Qty 6 Static Wick Protectors (SSWC-250-55)
•	Qty 2 Spare Static Wicks (DG16920-3)
•	Qty 2 Ice Detect Probe Covers
•	Qty 2 Smart Probe Covers (KPC3-780-45)
•	Qty 1 Standby Smart Probe Cover (KPC4-625-45)

LEASE SUPP SCHED. 1A-2

(Aircraft Lease MSN 42000209)

SCHEDULE NO. 2 TO LEASE SUPPLEMENT FINANCIAL TERMS

Rent Commencement Date:	April 4, 2022

Basic Term:	60 months commencing with the Rent Commencement Date through and including the Expiration Date.

Basic Rent Dates:	The thirtieth (30th) day of each and every calendar month from and including the First Basic Rent Date through and including the Last Basic Rent Date; provided that in the month of February, the Basic Rent Date shall be the last day of the month.

First Basic Rent Date:	May 4, 2022

Last Basic Rent Date:	April 4, 2027

Expiration Date:	April 4, 2027

Lessee’s State and Form of Organization:	Delaware

Lessee’s Chief Executive Offices and Principal Place of Business:	10845 Griffith Peak Drive, Suite 200 Las Vegas, Nevada 89135

Federal Taxpayer ID Number:	88-1288831

Third Party Agreement(s):	Aircraft Dry Lease Agreement between Lessee and Jet Token Management, Inc.	Initials:

Lessee: Lessor: ---

Executive Aircraft Management and Charter Services Agreement between Jet Token Management, Inc. and Great Western Air, LLC